Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

FXCM GROUP, LLC

DATED AS OF SEPTEMBER 1, 2016

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

	ARTICLE 9
	Liquidation

Section 9.1	Liquidation	57
Section 9.2	Final Accounting	58
Section 9.3	Cancellation of Certificate	58

	ARTICLE 10
	Transfer of Interests in the Company

Section 10.1	Prohibition	58
Section 10.2	Conditions to Permitted Transfers	59
Section 10.3	Effect of Transfers	60
Section 10.4	Admission of Additional Members	60
Section 10.5	Admission of Assignees of Units as Substitute Members	60
Section 10.6	Cessation of Member	61
Section 10.7	Withdrawal of Members Upon Transfer	61
Section 10.8	Drag-Along Rights.	62
Section 10.9	Right of First Refusal.	64

	ARTICLE 11
	Exculpation, Indemnification and Fiduciary Insurance

Section 11.1	Exculpation	66
Section 11.2	Indemnification	67
Section 11.3	Fiduciary Insurance	67
Section 11.4	Amendments	67

	ARTICLE 12
	Covenants

Section 12.1	Negative Covenants	68
Section 12.2	Other Remedies	71
Section 12.3	Company Sale Rights	72

	ARTICLE 13
	Amendments

Section 13.1	Amendments to Certificate of Formation and this Agreement	72

	ARTICLE 14
	Miscellaneous

Section 14.1	Notices	73

SCHEDULES

A          Schedule of Membership Table

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FXCM GROUP, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of FXCM Group, LLC (the “Company”) dated as of this 1st day of September 2016 (the “Effective Date”), by and among FXCM Holdings, LLC, a Delaware corporation (“HoldCo”), LUK-FX Holdings, LLC, a Delaware limited liability company, which is a wholly-owned subsidiary of Leucadia National Corporation, a New York corporation, each Person who hereafter becomes a holder of Class B Units pursuant to the Management Incentive Plan, each transferee of such Class B Units (or any fractional interest therein) and each subsequent transferee thereof, in each case other than the Lead Member Holders (each as defined below), as set forth in Schedule A hereto (the “Management Members”), each Person subsequently admitted as a member of the Company (each, including HoldCo, LUK-FX Holdings, LLC and the Management Members, a “Member” and, collectively, the “Members”), FXCM, Inc., a Delaware corporation (the “Parent”) and the Company.

RECITAL

WHEREAS, on January 16, 2015, HoldCo formed the Company as a limited liability company under the laws of the State of Delaware and entered into a limited liability company agreement (the “Initial Agreement”), in accordance with the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business.

WHEREAS, HoldCo wishes to amend and restate the Initial Agreement in its entirety pursuant to Article 10.2 of the Initial Agreement to admit LUK-FX Holdings, LLC as a member, to permit the future admittance of the Management Members as members, and to make certain provisions for the affairs of the Company and the conduct of its business and the rights and obligations of the parties hereto on the terms and conditions set forth herein, effective as of the date hereof, on the terms set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the Members and the Company hereby approve the following:

ARTICLE 1
Definitions

Section 1.1          Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Act. As used herein, the following terms have the meanings set forth below:

1.            “Act” shall have the meaning set forth in the recitals hereto.

2.            “Accepted Number” shall have the meaning set forth in Section 10.9(d).

3.            “Additional Capital Contributions” has the meaning set forth in Section 5.2.

4.            “Additional Member” means a Person who has acquired Units after the Effective Date from the Company and has been admitted as a Member of the Company pursuant to Section 10.4, including the Management Members.

5.            “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)          credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and the penultimate sentence of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)          debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

6.            “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. With respect to HoldCo or any of its Subsidiaries, “Affiliate” shall also include (a) any members of the board of directors or board of managers (or other equivalent governing body) of the Parent, HoldCo or any of HoldCo’s Subsidiaries (other than the Leucadia Holders Directors), (b) any executive or senior officer of the Parent, HoldCo or any of HoldCo’s Subsidiaries and (c) any other Affiliates of any of the foregoing (other than the Leucadia Holders and the Leucadia Holders Directors).

7.            “Aggregate Class A Unit Percentage” of a Member as of a specified date means the percentage determined by dividing (A) the aggregate number of Class A Units held by such Member as of such date by (B) the aggregate number of Class A Units outstanding as of such date.

8.            “Aggregate Class B Unit Percentage” of a Member as of a specified date means the percentage determined by dividing (A) the aggregate distributable amount that would be allocable to such Member pursuant to Section 6.4, by (B) the aggregate distributable amount that would be allocable to all holders of Class B Units (or any fractional interest therein) pursuant to Section 6.4, as of such date.

9.            “Aggregate Leucadia Holder Percentage” of a Leucadia Holder as of a specified date means the percentage determined by dividing (A) the aggregate number of Class A Units held by such Leucadia Holder as of such date by (B) the aggregate number of Class A Units held by all Leucadia Holders as of such date.

10.          “Agreement” has the meaning set forth in the preamble hereto.

11.          “Alternate Director” has the meaning set forth in Section 4.7.

12.          “Applicable Percentage” means, for each Management Member, the product of (A) the Bonus Pool Percentage (as defined in the Management Incentive Plan) allocated to such Management Member under the Management Incentive Plan immediately prior to such Management Member receiving a Class B Unit pursuant to the Management Incentive Plan, multiplied by (B) the Section 7 Percentage at the time of such Management Member’s Qualifying Termination (each as defined in the Management Incentive Plan), multiplied by (C), such Management Member’s Vested Percentage (as defined in the Management Incentive Plan) at the time of such Management Member’s Qualifying Termination, multiplied by (D) one minus such percentage (if any) of the value of the Class B Unit that the Company withheld to cover the required tax withholdings associated with the issuance of the Class B Unit (in the case of this clause (D), only to the extent the Management Member directed the Company to satisfy such tax withholding requirement by withholding a portion of the Class B Unit pursuant to Section 6.5), in each case, as set forth opposite such Management Member’s name on Schedule A hereto.

13.          “Appointed Directors” has the applicable meaning set forth in Section 4.2.

14.          “Appraisal Procedure” means the following procedure to determine the fair market value of the Leucadia Holders’ economic rights under this Agreement for the purposes of Section 12.2 (the “Valuation Amount”). The Valuation Amount shall be determined in good faith jointly by the Company and the Majority Leucadia Holders; provided, however, that if such parties are not able to agree on the Valuation Amount within a reasonable period of time (not to exceed twenty (20) days), the Valuation Amount shall be determined by an investment banking or valuation firm of national reputation, which firm shall be reasonably acceptable to the Company and the Majority Leucadia Holders. If the Company and the Majority Leucadia Holders are unable to agree upon an acceptable investment banking or valuation firm within ten (10) days after the date either party proposed that one be selected, the investment banking or valuation firm will be selected by an arbitrator located in New York City, New York, selected by the American Arbitration Association (“AAA”) (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). Within ten (10) days of his or her appointment, the arbitrator shall select the investment banking or valuation firm from a list, jointly prepared by the Company and the Majority Leucadia Holders, of not more than six investment banking or valuation firms of national reputation in the United States, of which no more than three may be named by the Company and no more than three may be named by the Majority Leucadia Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking or valuation firm to choose, but the selection by the arbitrator shall be made in his or her sole discretion from the list of six. The Company and the Majority Leucadia Holders shall submit their respective valuations and other relevant data to the investment banking or valuation firm, and the investment banking or valuation firm shall, within thirty (30) days of its appointment, make its own determination of the Valuation Amount. The determination of the final Valuation Amount by such investment banking or valuation firm shall be final and binding upon the parties. The Company, on the one hand, and the Leucadia Holders, on the other hand, shall each pay 50% of the fees and expenses of the investment banking or valuation firm and arbitrator (if any) used to determine the Valuation Amount. If required by any such investment banking or valuation firm or arbitrator, the Company and the Leucadia Holders shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Company in favor of such investment banking or valuation firm or arbitrator and its officers, directors, partners, employees, agents and Affiliates.

15.          “Assignee” means a transferee of Units who has not been admitted as a Substitute Member.

16.          “Board” has the meaning set forth in Section 4.1(a).

17.          “Business Day” means any day on which banks located in the State of New York are not required or authorized by applicable law to remain closed.

18.          “Calculation Dispute” has the meaning set forth in Section 14.12(c).

19.          “Capital Account” has the meaning set forth in Section 5.5(a).

20.          “Capital Contribution” means any contribution of cash or other property to the Company made by or on behalf of a Member and shall include the Initial Capital Contribution and any Additional Capital Contributions of such Member.

21.          “Certificate of Formation” has the meaning set forth in Section 2.1.

22.          “CFD” has the meaning set forth in Section 3.6(a).

23.          “Claims” has the meaning set forth in Section 11.2.

24.          “Change of Control” means an event or series of events by which:

(i)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (excluding any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Investors (as defined in the Credit Agreement) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(ii)          the Parent and the Permitted Investors, collectively, shall cease to beneficially own and Control, directly or indirectly, 90% of the issued and outstanding Equity Interests of HoldCo entitled to vote for members of the board of directors or equivalent governing body of HoldCo on a fully diluted basis; or

(iii)          the Parent shall cease to Control or cease to be the sole managing member of HoldCo; or

(iv)          during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of any of the Parent, HoldCo or the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

25.          “Class A Units” has the meaning set forth in Section 5.1(a).

26.          “Class B Units” has the meaning set forth in Section 5.1(a).

27.          “Code” means the Internal Revenue Code of 1986, as amended.

28.          “Company” has the meaning set forth in the preamble hereto.

29.          “Company Minimum Gain” has the meaning ascribed to “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

30.          “Company Sale” has the meaning set forth in Section 12.3.

31.          “Control” means the possession, directly or indirectly, of the power (i) with respect to the Parent, HoldCo, the Company or any of their respective Subsidiaries, to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) with respect to the Parent, HoldCo, the Company or any of their respective Subsidiaries or any other Person, to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, the ownership of voting securities, by contract or otherwise. “Controlled” has the meaning correlative thereto.

32.          “Covered Person” and “Covered Persons” have the meanings set forth in Section 11.1.

33.          “Credit Agreement” means the Amended and Restated Credit Agreement, dated as of January 24, 2015, by and among the Company, HoldCo, each lender from time to time party thereto and Leucadia National Corporation, as administrative agent, as amended, modified, restated or supplemented from time to time.

34.          “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for U.S. federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall mean, with respect to such asset, an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

35.          “Director” has the meaning set forth in Section 4.2.

36.          “Disposition” means the sale, transfer, license, lease or sub-lease, other disposition (including any sale and leaseback transaction), conveyance of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any exclusive license, exchange of property, sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in one transaction or a series of related transactions.

37.          “Distribution” means a transfer of cash or other property by the Company, the Parent or HoldCo to a Member on account of Units as described in Section 6.4.

38.          “Drag Notice” has the meaning set forth in Section 10.8(a).

39.          “Drag Percentage” has the meaning set forth in Section 10.8(a).

40.          “Drag-Along Purchaser” has the meaning set forth in Section 10.8(a).

41.          “Dragging Member” has the meaning set forth in Section 10.8(a).

42.          “Effective Date” has the meaning set forth in the preamble hereto.

43.          “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

44.          “Event of Dissolution” has the meaning set forth in Section 8(a).

45.          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

46.          “Extraordinary Event” means the receipt of Net Extraordinary Receipts.

47.          “Fair Market Value” of any securities or other property, as of any date, means the amount for which such securities or property would exchange, as of such date, between a willing buyer and a willing seller in an arm’s length transaction, as determined in good faith by the Board using such methods or procedures as shall be established from time to time by the Board (it being understood and agreed that, with respect to any determination of Fair Market Value of the Company, or securities or interests issued by the Company, such determination shall be made valuing the Company as a private company and as a going concern, but valuing any Units assuming that (i) the assets of the Company were sold by a willing non-affiliated seller to a willing non-affiliated buyer, in an arm’s length transaction (giving no credit to any going concern value of the Company) as of the date of determination of the Fair Market Value; and (ii) all debts, liabilities and obligations were fully paid and satisfied or adequate provision for the payment thereof was made from the assets of the Company and all remaining cash distributed to the Members in accordance with Section 6.4).

48.          “First Priority Distributions” has the applicable meaning set forth in Section 6.4(a)(i)(3).

49.          “Fiscal Year” has the meaning set forth in Section 7.4.

50.          “Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA (as defined in the Credit Agreement) for the most recent Test Period (as defined in the Credit Agreement) minus (ii) Consolidated Capital Expenditures (as defined in the Credit Agreement) (except to the extent financed, solely to the extent permitted by this Agreement and the Credit Agreement, with the proceeds of Indebtedness (as defined in the Credit Agreement) (other than any revolving loans)) during such Test Period to (b) Fixed Charges (as defined in the Credit Agreement) for such Test Period, in each case, of the Company and its Subsidiaries on a consolidated basis.

51.          “FX” has the meaning set forth in Section 3.6(a).

52.          “FXCM Holder” means HoldCo.

53.          “FXCM Holder Directors” has the applicable meaning set forth in Section 4.2.

54.          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

55.          “Gross Asset Value” means, with respect to any asset, the adjusted basis of the asset for U.S. federal income tax purposes, except that the Gross Asset Value of such asset will be adjusted to its Fair Market Value (i) whenever such adjustment is required in order for allocations under this Agreement to have “economic effect” within the meaning of Regulations Section 1.704-(b)(2)(ii), (ii) as the Board determines is appropriate, whenever such adjustment is permitted under Regulations Section 1.704-1(b)(2)(ii), and (iii) prior to distributing any assets of the Company in kind. If the Gross Asset Value of the asset is so adjusted, such Gross Asset Value shall thereafter be further adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

56.          “HoldCo” has the meaning set forth in the preamble hereto.

57.          “Independent Directors” has the meaning set forth in Section 4.2.

58.          “Initial Agreement” has the meaning set forth in the recitals hereto.

59.          “Initial Capital Contributions” has the meaning set forth in Section 5.2.

60.          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee (as defined in the Credit Agreement) or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness (each as defined in the Credit Agreement) of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

61.          “Lead Member Holders” means the FXCM Holder and Leucadia. Except as expressly set forth in this Agreement, (i) actions or decisions permitted or required to be taken by the Lead Member Holders (as opposed to individually by a Lead Member Holder) will be taken or not taken jointly by action or decision of all Lead Member Holders; and (ii) actions or decisions permitted or required to be taken individually by a Lead Member Holder will be taken or not taken jointly by action or decision of a majority-in-interest of the Unitholders (by reference to Aggregate Class A Unit Percentages) constituting part of such Lead Member Holder.

62.          “Letter Agreement” means the Amended and Restated Letter Agreement, dated as of January 24, 2015, by and among Parent, HoldCo, FXCM Newco, LLC and Leucadia National Corporation.

63.          “Leucadia” means LUK-FX Holdings, LLC, as well as any Leucadia Holders designated by LUK-FX Holdings, LLC as “Leucadia” for the purposes of this Agreement or any subsequent Leucadia Holders designated by Leucadia or any such Leucadia Holders as “Leucadia.”

64.          “Leucadia Holders” means LUK-FX Holdings, LLC and any Person holding Units originally held or acquired, as applicable, by LUK-FX Holdings, LLC that were transferred to such Person in one or more Transfers permitted by the terms of this Agreement and occurring after the Effective Date.

65.          “Leucadia Holders Directors” has the applicable meaning set forth in Section 4.2.

66.          “Majority Interest” means, as of any date, a number of issued and outstanding Class A Units equal to more than 50% of the aggregate number of Class A Units issued and outstanding on such date.

67.          “Majority Leucadia Holders” means one or more Leucadia Holders owning a majority-in-interest of the Class A Units owned by the Leucadia Holders (by reference to Aggregate Leucadia Holder Percentage).

68.          “Management Agreement” means that certain FXCM Group LLC Management Agreement, dated as of the 1st day of September 2016, by and between the Company and HoldCo, as amended, modified, restated or supplemented from time to time.

69.          “Management Incentive Plan” means the Company’s 2016 Incentive Bonus Plan adopted as of the 1st day of September 2016, as amended, modified, restated or supplemented from time to time.

70.          “Management Member” has the meaning set forth in the preamble hereto.

71.          “Management Permitted Transfers” has the meaning set forth in Section 10.1(c).

72.          “Maximum First Payment Amount” has the meaning set forth in Section 6.4(a)(i).

73.          “Maximum Second Payment Amount” has the meaning set forth in Section 6.4(a)(ii).

74.          “Member” or “Members” has the meaning set forth in the preamble hereto.

75.          “Member Nonrecourse Debt” has the meaning ascribed to “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

76.          “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Regulations Section 1.704-2(i)(3).

77.          “Member Nonrecourse Deductions” has the meaning ascribed to “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

78.          “Merger Consideration” has the meaning set forth in Section 6.4(g).

79.          “Net Asset Sale Proceeds” means, with respect to any Disposition (other than Dispositions of the type described in clause (i) or (ii) of the definition of Net Extraordinary Receipts), (i) cash payments (including Cash Equivalents (as defined in the Credit Agreement) and any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by HoldCo or any of its Subsidiaries (and, for the purposes of Section 6.4(c), the Parent) from such Disposition, net of (A) any actual third-party costs and expenses (including reasonable legal fees and expenses) incurred by HoldCo or any of its Subsidiaries in connection with such Disposition, (B) any Taxes (as defined in the Credit Agreement) or Permitted Tax Distribution (as defined in the Credit Agreement) reasonably estimated to be actually payable in cash by HoldCo or any of its Subsidiaries within one year of the date of the receipt of cash payments associated with such Disposition (and, in the case of a Disposition by a foreign Subsidiary, any Taxes or Permitted Tax Distributions reasonably estimated to be actually payable in cash by HoldCo or any of its Subsidiaries as of the result of the proceeds of such Disposition being, in the most tax efficient manner (as determined by HoldCo or the Company in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (x) distributed as a dividend or (y) loaned to HoldCo or any of its Subsidiaries), in each case, as determined by HoldCo or the Company and certified as accurate by a Responsible Officer (as defined in the Credit Agreement) of HoldCo to the Leucadia Holders in good faith after taking into account any losses of the Parent, HoldCo or any of their respective Subsidiaries previously incurred and carried forward subject to applicable tax law limitations and (C) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any permitted Indebtedness (other than the Loans (as defined in the Credit Agreement)) that is (x) secured by a Permitted Lien (as defined in the Credit Agreement) on the stock or assets in question, (y) required to be repaid under the terms thereof or under applicable law as a result of such Disposition and (z) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of HoldCo or any of its Subsidiaries, less (ii) the amount of any application in accordance with the Credit Agreement with respect to such Disposition.

80.          “Net Extraordinary Receipts” means (i) any payments or proceeds received in cash or Cash Equivalents by HoldCo or any of its Subsidiaries (A) under any insurance policy in respect of a covered loss thereunder (including proceeds of business interruption insurance), but excluding proceeds of or payments under (x) directors’ and officers’ insurance or errors and omissions insurance that are applied to an insured loss or liability and (y) other insurance to the extent not applied or reserved in good faith to be applied by HoldCo or such Subsidiary to repay a liability owed by HoldCo or such Subsidiary in respect of which such proceeds were received, (B) as a result of the taking of any assets of HoldCo or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, (C) arising from tax refunds or rebates not in the ordinary course of business, (D) arising from indemnity payments not in the ordinary course of business to the extent not utilized in connection with the cause of action for which such indemnity was granted, (E) arising from purchase price adjustments (other than a working capital adjustment) in connection with any purchase agreements and not in the ordinary course of business, and (F) consisting of proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any claim or cause of action in respect of or relating to losses on customer accounts or any other claim or cause of action not in the ordinary course of business, in any such case, to the extent such proceeds are not applied to make payments on any indemnification obligations owed by HoldCo or any of its Subsidiaries in connection with such cause of action (including any indemnification of Affiliates (including the Leucadia Holders Directors) pursuant to Section 7.08 of the Credit Agreement), in each case net of (a) any actual third party costs and expenses (including reasonable legal fees and expenses) incurred by HoldCo or any of its Subsidiaries in connection with the foregoing, (b) any Taxes or Permitted Tax Distribution reasonably estimated to be actually payable in cash by HoldCo or any of its Subsidiaries within one year of the date of the receipt of such payments or proceeds in connection therewith (and, in the case of any such receipt by a foreign Subsidiary, any Taxes or Permitted Tax Distribution reasonably estimated to be actually payable in cash by HoldCo or any of its Subsidiaries as of the result of such proceeds being, in the most tax efficient manner (as determined by HoldCo or the Company in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (x) distributed as a dividend or (y) loaned to HoldCo or any of its Subsidiaries), in each case, as determined by HoldCo or the Company and certified as accurate by a Responsible Officer of HoldCo to the Leucadia Holders in good faith after taking into account any losses of the Parent, HoldCo or any of its Subsidiaries previously incurred and carried forward subject to applicable tax law limitations, (c) with respect to any proceeds under clause (A) or (B) above, payment of the outstanding principal amount of, premium or penalty, if any, and interest on any permitted Indebtedness (other than the Loans) that is (x) secured by a Permitted Lien on the assets subject to such loss or other Disposition described in such clauses, (y) required to be repaid under the terms thereof or under applicable law as a result of such loss or other Disposition and (z) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of HoldCo or any of its Subsidiaries, (d) amounts immediately payable and actually paid to a Person that is not an Affiliate of HoldCo or any of its Subsidiaries, (e) amounts that are received by HoldCo or any of its Subsidiaries as reimbursement for any cash payment previously made by HoldCo or any of its Subsidiaries, less (ii) the amount of any application in accordance with the Credit Agreement with respect to receipt of payments or proceeds in clause (i) above.

81.          “Net Profits and Net Losses” means, for each Fiscal Year or portion thereof, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)          any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant hereto shall be taken into account in computing such taxable income or losses as if it were taxable income;

(b)          any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant hereto shall be taken into account in computing such taxable income or losses as if they were deductible items;

(c)          to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d)          in the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

(e)          gain or loss resulting from the disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(f)          in lieu of depreciation, amortization or other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such period; and

(g)          the amount of items of Company income, gain, deduction and loss available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules analogous to those in subclauses (a) through (f) above. Notwithstanding any other provision of this definition, for the purpose of allocating Net Profits and Net Losses pursuant to Section 6.1, Net Profits shall be decreased or Net Losses shall be increased by the amount of items of Company income and gain specially allocated under Section 6.2 hereof and Net Profits shall be increased or Net Losses shall be decreased by the amount of items of Company loss and deduction specially allocated under Section 6.2.

82.          “Net Securities Proceeds” means (i) the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses but excluding any fees, commissions or discounts paid to any Affiliate of HoldCo or any of its Subsidiaries) from the (A) issuance of Equity Interests of or incurrence of Indebtedness by HoldCo or any of its Subsidiaries and (B) capital contributions made by a holder of Equity Interests of HoldCo (in the case of a foreign Subsidiary, net of any Taxes reasonably estimated to be actually payable in cash by HoldCo or any of its Subsidiaries as of the result of such proceeds being, in the most tax efficient manner (as determined by HoldCo in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (x) distributed as a dividend or (y) loaned to HoldCo or any of its Subsidiaries, in each case, as determined by HoldCo or the Company and certified as accurate by a Responsible Officer of HoldCo to the Leucadia Holders in good faith after taking into account any losses of the Parent, HoldCo or any of its Subsidiaries previously incurred and carried forward subject to applicable tax law limitations), less (ii) the amount of any application in accordance with the Credit Agreement with respect to such Securities Issuance.

83.          “New Partnership Audit Procedures” means Subchapter C of Chapter 63 of Subtitle F of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, and any successor statutes thereto or Regulations promulgated thereunder.

84.          “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1).

85.          “Offered Units” has the meaning set forth in Section 10.9(a).

86.          “Offering Member” has the meaning set forth in Section 10.9(a).

87.          “Offering Member Notice” has the meaning set forth in Section 10.9(b).

88.          “Officers” means those individuals elected by the Board as set forth in Section 4.16 (or otherwise appointed as Officers under the Management Agreement).

89.          “Parent” has the meaning set forth in the preamble hereto.

90.          “Permitted Convertible Payment” means any Restricted Payment by the Company and its Subsidiaries to HoldCo or the Parent made prior to the date the aggregate amount received by Members pursuant to Section 6.4 plus the amount of Tax Distributions to Members pursuant to Section 6.4 during such period is less than $350,000,000, so long as such Restricted Payments are used to pay amounts payable under the 2.25% Convertible Senior Notes due 2018 issued by the Parent and so long as the Fixed Charge Coverage Ratio shall be at least 1.35:1.00 at the time of making such Restricted Payment and immediately after giving pro forma effect thereto (the calculation of which shall be certified by HoldCo or the Company to the Leucadia Holders in reasonable detail).

91.          “Permitted Payment” means (i) Restricted Payments by the Company and its Subsidiaries to HoldCo or the Parent, the proceeds of which (A) shall not exceed the amount necessary to pay interest payments on the 2.25% Convertible Senior Notes due 2018 issued by the Parent as and when such interest becomes due and payable and (B) shall be used either (x) by HoldCo to pay interest payments of the Convertible Mirror Notes (as defined in the Credit Agreement) issued by HoldCo as and when such interest becomes due and payable (with such amounts then being applied by the Parent to pay interest payments on the 2.25% Convertible Senior Notes due 2018 issued by the Parent) or (y) by the Parent to pay interest payments on the 2.25% Convertible Senior Notes due 2018 issued by the Parent as and when such interest becomes due and payable, in each case so long as the Fixed Charge Coverage Ratio shall be at least 1.35:1.00 at the time of making such Restricted Payment and immediately after giving pro forma effect thereto (the calculation of which shall be certified by HoldCo or the Company to the Leucadia Holders in reasonable detail), (ii) any Permitted Convertible Payment other than a distribution pursuant to clause (i) of this definition, (iii) Restricted Payments by the Company or any of its Subsidiaries to HoldCo or to the Parent, the proceeds of which shall be used by HoldCo or the Parent to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including director’s fees and administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, and attributable or reasonably related to the ownership or operations of the Company and its Subsidiaries, in an aggregate amount not to exceed $20,000,000 in any fiscal year plus (x) any reasonable and customary indemnification claims made by directors or officers of the Parent directly attributable to the ownership or operations of HoldCo and its Subsidiaries, (y) out-of-pocket transaction costs and expenses (including fees and disbursements of legal and financial advisors, but excluding interest charges) directly incurred during such period in connection with the Loan Documents (as defined in the Credit Agreement) and the transactions contemplated thereby and (z) out-of-pocket costs and expenses (including fees and disbursements of legal and financial advisors) incurred during such period in connection with the Swiss Currency Event (as defined in the Credit Agreement) (excluding, for the avoidance of doubt, any awards, fines, penalties, settlements or other charges relating to any investigations, claims, causes of actions, suits or proceedings), and (iv) any Restricted Payments by a Subsidiary of the Company to the Company or a Subsidiary of the Company and to any other Person (other than HoldCo) that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made.

92.          “Permitted Tax Distribution” means any Permitted Company Tax Distribution (as defined in the Credit Agreement) and/or Tax Distribution.

93.          “Permitted Transferee” means the spouse, the adult lineal descendants, the adult spouses of such lineal descendants, trusts, limited liability entities and family partnerships solely for the benefit of the transferring Management Member’s spouse, the transferring Management Member’s minor or adult lineal descendants or the adult spouses of such lineal descendants and, in the event of death, the transferring Management Member’s personal representatives (in their capacities as such), estate and named beneficiaries.

94.          “Permitted Transfers” means any Transfers (a) that are expressly permitted pursuant to Article 10, including any Management Permitted Transfers, or (b) that are made in connection with a Company Sale or otherwise effect a disposition of Units that is permitted pursuant to the terms of this Agreement.

95.          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

96.          “Preferred Interests” means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends or pre-liquidation distributions, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

97.          “Purchasing Member” has the meaning set forth in Section 10.9(d).

98.          “Regulations” means the U.S. Treasury Regulations, as amended.

99.          “Related Party Matter” means any occurrence or circumstance where the Company, on the one hand, and a Member or an Affiliate of such Member, on the other hand, propose to enter into, terminate or amend a contract, transaction or arrangement with each other; provided, however, that the Management Agreement will not be deemed to be a Related Party Matter.

100.          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s or any of its Subsidiaries’ stockholders, partners or members (or the equivalent Person thereof). Notwithstanding the foregoing, Distributions paid to the Leucadia Holders pursuant to Section 6.4 shall not be Restricted Payments.

101.          “Revolver” has the meaning set forth in Section 5.2(b).

102.          “ROFR Notice Period” has the meaning set forth in Section 10.9(d).

103.          “ROFR Offer Notice” has the meaning set forth in Section 10.9(d).

104.          “Rules” has the meaning set forth in Section 14.12(c).

105.          “Second Priority Distributions” has the applicable meaning set forth in Section 6.4(a)(ii)(3).

106.          “Securities Issuance” means the sale or issuance of Equity Interests of or incurrence of Indebtedness by HoldCo, the Company or any of their respective Subsidiaries (excluding issuances of Equity Interests of a Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company) or a capital contribution made by a holder of Equity Interests of HoldCo, the Company or their respective Subsidiaries (excluding contributions by the Company or a Subsidiary of the Company to any wholly owned Subsidiary of the Company).

107.          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

108.          “Substitute Member” means an Assignee who has been admitted to all of the rights of membership pursuant to Section 10.5.

109.          “Tax Distributions” has the meaning set forth in Section 6.4(f).

110.          “Tax Matters Member” has the meaning set forth in Section 7.3(a).

111.          “Tax Rate” means the applicable highest marginal tax rates for an individual resident in New York, New York (or, if higher, a corporation doing business in New York, New York), taking account of any differences in rates applicable to the character of income or gain (e.g., ordinary income, qualifying dividend income, or capital gains), as appropriate, taking into account the holding period of the property disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes.

112.          “Tax Receivable Agreement” has the meaning set forth in Section 6.4(h).

113.          “Transfer” means any voluntary or involuntary attempt to, directly or indirectly, offer, sell, assign, transfer, grant a participation in, pledge, mortgage, encumber or otherwise dispose of any Units, or the consummation of any such transactions, or the soliciting of any offers to purchase or otherwise acquire, or take pledge of, any Units; provided, however, that the Transfer of an interest in any of the Members that is not a natural person shall not be deemed to be a Transfer of the Units held by such Member, except to the extent that the Transfer of such interest in the Member constitutes a change in control of the Member.

114.          “Units” has the meaning set forth in Section 5.1(a).

115.          “Unit Consideration” has the meaning set forth in Section 10.4(b).

116.          “Waived ROFR Transfer Period” has the meaning set forth in Section 10.9(e).

ARTICLE 2
The Limited Liability Company

Section 2.1          Formation. HoldCo has previously authorized the formation of the Company as a limited liability company pursuant to the provisions of the Act. The certificate of formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Company and, if required, each of the Members, shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware. Unless required by law, the Company shall not have a seal.

Section 2.2          Name. The name of the Company shall be “FXCM Group, LLC” and its business shall be carried on in such name with such variations and changes as the Board shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

Section 2.3          Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 2.4          Registered Office and Agent. The location of the registered office of the Company shall be the office of the registered agent named in the Certificate of Formation or such other office as the Board may designate from time to time in the manner provided by law. The Company’s Registered Agent at such address shall be the registered agent named in the Certificate of Formation or such other registered agent as the Board may designate from time to time in the manner provided by law.

Section 2.5          Term. Subject to the provisions of Article 8, the Company shall have perpetual existence.

Section 2.6          Business Transactions of a Member or Director with the Company. In accordance with Section 18-107 of the Act, a Member or Director may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member or Director.

Section 2.7          Place of Business; Other Offices. The business address of the Company shall be determined by the Board. The Company may from time to time have such other offices or places of business within or without the State of Delaware as the Board may deem advisable.

Section 2.8          Title to Company Property. Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company, and no real or other property of the Company shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in the Company. The Units held by each of the Members shall constitute personal property of such Members.

ARTICLE 3
The Members

Section 3.1          The Members. The name and address of each Member and the number of Class A Units, Aggregate Class A Unit Percentage, number of Class B Units (or any fractional interest therein) and Aggregate Class B Unit Percentage held by each Member is set forth on Schedule A hereto, as such Schedule may be amended from time to time to reflect the admission of any Additional Members (including any Management Members) or Substitute Members, the acquisition of additional Units (or any fractional interest therein) by any Member and the transfer of Units (or any fractional interest therein), each as permitted or required by the terms of this Agreement.

Section 3.2          Member Meetings.

(a)          Place of Meetings. Meetings of the Members for the election of Directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board. The Board, may, in its sole discretion, determine that a meeting of the Members shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by the Act. Management Members shall not have the right to attend any meeting of Members unless the Management Members have a right to vote at such meeting pursuant to Section 13.1(a).

(b)          Annual Meetings. The annual meeting of Members for the election of Directors shall be held on such date and at such time as shall be designated from time to time by the Board. Any other proper business may be transacted at the annual meeting of Members.

(c)          Special Meetings. Unless otherwise required by law or this Agreement, special meetings of Members, for any purpose or purposes, may be called at any time by either (i) the Chairman, if there be one, (ii) the Chief Executive Officer, (iii) the President, if there be one, (iv) any Vice President, if there be one, (v) the Secretary or (vi) any Assistant Secretary, if there be one, and shall be called by any such Officer at the request in writing of (i) a majority of the Board, (ii) a committee of the Board (acting by majority vote of the members of such committee) that has been duly designated by the Board and whose powers include the authority to call such meetings or (iii) Members owning at least 30% of Class A Units. Such request shall state the purpose or purposes of the proposed meeting. At a special meeting of Members, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

(d)          Notice. Whenever Members are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting of Members, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than two (2) days nor more than sixty (60) days before the date of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances, to each Member entitled to notice of and to vote at such meeting. Management Members shall not have the right to receive notice of any meeting of Members unless the Management Members have a right to vote at such meeting pursuant to Section 13.1(a).

(e)          Adjournments. Any meeting of the Members may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 3.2(d) shall be given to each Member entitled to notice of and to vote at the meeting.

(f)          Quorum. The holders of a majority of the Class A Units, present in person or represented by proxy, shall constitute a quorum at all meetings of the Members for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the Members, the Members holding Class A Units, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, in the manner provided in Section 3.2(e), until a quorum shall be present or represented.

(g)          Voting. Unless otherwise required by this Agreement or the rules of any stock exchange on which the Company's Units are listed and traded, any question brought before any meeting of the Members, other than the election of Directors, shall be decided by the vote of the holders of a majority of the issued and outstanding Class A Units represented at the meeting. Subject to Section 3.2(j)(i), each holder of Class A Units shall be entitled to vote, in person or by proxy, ratably in proportion to such Member’s Aggregate Class A Unit Percentage on all matters upon which Members have the right to vote as set forth in this Agreement. Such votes may be cast in person or by proxy as provided in Section 3.2(h). The Board, in its discretion, or the Officer presiding at a meeting of the Members, in such Officer's discretion, may require that any votes cast at such meeting shall be cast by written ballot. No holder of Class B Units (or any fractional interest therein) shall have the right to vote on any matter whatsoever, except to the extent expressly set forth in Section 13.1(a). In furtherance, and not in limitation, of the foregoing, no Management Member shall have the right to vote on any merger, consolidation, dissolution, transfer, conversion or sale of all or substantially all of the assets of the Company.

(h)          Proxies. Each Member entitled to vote at a meeting of the Members or to express consent or dissent to limited liability company action in writing without a meeting may authorize another person or persons to act for such Member as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a Member may authorize another person or persons to act for such Member as proxy, the following shall constitute a valid means by which a Member may grant such authority:

(i)          A Member may execute a writing authorizing another person or persons to act for such Member as proxy. Execution may be accomplished by the Member or such Member’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)          A Member may authorize another person or persons to act for such Member as proxy by transmitting or authorizing the transmission of an electronic or facsimile transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such electronic or facsimile transmission must either set forth or be submitted with information from which it can be determined that such transmission was authorized by the Member. If it is determined that such electronic or facsimile transmission is valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a Member may be substituted or used in lieu of the original writing, electronic or facsimile transmission for any and all purposes for which the original writing, electronic or facsimile transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(i)          Consent of Members in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of Class A Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Class A Units were present and voted and shall be delivered to the Company by delivery to its principal place of business, or an Officer or agent of the Company having custody of the book in which proceedings of meetings of the Members are recorded. Every written consent shall bear the date of signature of each Member who signs the consent, and no written consent shall be effective to take the limited liability company action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 3.2(i) to the Company, written consents signed by a sufficient number of holders to take action are delivered to the Company by delivery to its principal place of business, or an Officer or agent of the Company having custody of the book in which proceedings of meetings of the Members are recorded. Any electronic transmission of a written consent shall be permitted and any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the limited liability company action without a meeting by less than unanimous written consent shall be given to those Members (other than Management Members) who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company as provided above in this Section 3.2(i).

(j)          Record Date.

(i)          In order that the Company may determine the Members entitled to notice of or to vote at any meeting of the Members or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than two (2) days before the date of such meeting, or on such earlier date as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(ii)          In order that the Company may determine the Members entitled to consent to limited liability company action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining Members entitled to consent to limited liability company action in writing without a meeting, when no prior action by the Board is required by this Agreement, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its principal place of business, or an Officer or agent of the Company having custody of the book in which proceedings of meetings of the Members are recorded. If no record date has been fixed by the Board and prior action by the Board is required by this Agreement, the record date for determining Members entitled to consent to limited liability company action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(k)          Conduct of Meetings. The Board may adopt by resolution such rules and regulations for the conduct of any meeting of the Members as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of any meeting of the Members shall have the right and authority to prescribe such rules, regulations and procedures, and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to Members of record of the Company, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

(l)          Inspectors of Election. In advance of any meeting of the Members, the Board (by resolution), the Chairman or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the Members, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be Officers, employees or agents of the Company. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

Section 3.3          Liability of the Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

Section 3.4          Power to Bind the Company. No Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such matter and authorizing any Member to bind the Company with respect thereto, which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement or the Act. For the avoidance of doubt, the preceding sentence will not limit HoldCo’s ability to bind the Company pursuant to and in accordance with the Management Agreement.

Section 3.5          No Duties; Disclaimer of Duties. Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that:

(a)          To the fullest extent permitted by Section 18-1101 of the Act, none of the Leucadia Holders (in their capacity as Members), nor any of such Leucadia Holders’ Affiliates or any of the Leucadia Holders’ or their Affiliates’ respective employees, agents, directors, managers or officers shall have any duty, including fiduciary duty, to the Company, any other Member or any other Person in connection with the Company or business and affairs of the Company or any consent or approval given or withheld or any other action taken by the Leucadia Holders in connection therewith pursuant to this Agreement; provided, however, that nothing herein shall eliminate (i) those duties expressly set forth in this Agreement, including those restrictions set forth in Section 3.6(a) and 3.6(e), and (ii) the implied contractual covenant of good faith and fair dealing.

(b)          The provisions of this Section 3.5 will apply for the benefit of each Leucadia Holder, such Leucadia Holder’s Affiliates and all of the Leucadia Holders’ or their Affiliates respective employees, agents, directors, managers or officers and no standard of care, duty or other legal restriction or theory of liability shall impose any duty or liability on any Leucadia Holder or any Leucadia Holders Director as a result of any voting or action taken by such Leucadia Holder or Leucadia Holders Director; provided, however, that nothing herein shall eliminate any Leucadia Holder’s or Leucadia Holders Director’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(c)          To the maximum extent permitted by Section 18-1101 of the Act, each of the FXCM Holder and each Management Member, if any, hereby releases and forever discharges each Leucadia Holder and each Leucadia Holders Director from all duties that such Leucadia Holder or Leucadia Holders Director might owe, under the Act or otherwise, to the Company, the releasing Member or any FXCM Holder Director or Independent Director and from all liability for any breach of duty, including all liability arising out of any decision of that Leucadia Holder or Leucadia Holders Director to grant or withhold any vote, consent or approval, and any theory of liability that would otherwise be applicable to such Leucadia Holder or Leucadia Holders Director; provided, however, that nothing herein shall eliminate any Member’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(d)          Notwithstanding anything in this Agreement to the contrary, nothing in this Section 3.5 shall limit or waive any claims against, actions, rights to sue, other remedies or other recourse of the Company, any Member or any other Person may have against any Member, Director or Officer for a breach of contract claim relating to this Agreement.

Section 3.6          Business Opportunities; Competition.

(a)          Each Leucadia Holder and each Affiliate of such Leucadia Holder may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones directly or indirectly in competition with the Company, with no obligation to offer to the Company, any other Member or any Affiliate of another Member the right to participate therein. Each Leucadia Holder and each Affiliate of such Leucadia Holder shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the Company or its Affiliates, except that each Leucadia Holder, any direct or indirect parent of each Leucadia Holder, and their respective controlled Affiliates will not engage or invest, directly or indirectly, in the online provision to retail customers of foreign exchange (“FX”) trading or contracts for difference (“CFD”) trading (provided, however, that each Leucadia Holder, any direct or indirect parent of each Leucadia Holder, and their respective controlled Affiliates may (A) invest, directly or indirectly, in any business or Person engaged in the online provision to retail customers of FX trading or CFD trading so long as such business is not primarily engaged in such activities, and (B) engage in any online provision to retail customers of FX trading or CFD trading so long as such Leucadia Holder, such direct or indirect parent of such Leucadia Holder, or such controlled Affiliate is not primarily engaged in such activities), or (ii) do business with any client, customer, vendor or lessor of any of the Company or its Affiliates, except that each Leucadia Holder, any direct or indirect parent of each Leucadia Holder, and their respective controlled Affiliates will not directly do a substantial amount of business related to online provision to retail customers of FX trading or CFD trading with any FX or CFD clients of the Company or its Affiliates. The Company may transact business with any Leucadia Holder or any Affiliate thereof. The provisions of this Section 3.6 and Sections 3.5 and 4.14 constitute an agreement to modify or eliminate, as applicable, fiduciary duties (and liability for any breach of fiduciary duties) pursuant to the provisions of Section 18-1101 of the Act.

(b)          Each of the FXCM Holder and each Management Member, if any:

(i)          renounces in advance each and every interest or expectancy it or any of its Affiliates might be considered to have under the Act, at common law or in equity by reason of its membership in the Company in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Leucadia Holder or its Affiliates, now or in the future engages, which is presented to such Leucadia Holder or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent or representative of such Leucadia Holder or any of its Affiliates; and

(ii)          waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, which any Leucadia Holder or any of its Affiliates, might be considered to owe to the waiving Member under the Act, at common law or in equity by reason of the waiving Member’s membership in the Company to offer to the Company or the waiving Member or any of its Affiliates any such business opportunity, or in any such opportunity to participate in any such business opportunity.

(c)          The Company:

(i)          renounces in advance each and every interest or expectancy it might be considered to have under the Act, at common law or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Leucadia Holder or any of its Affiliates, now or in the future engages, which is presented to such Leucadia Holder or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent or representative of such Leucadia Holder or any of its Affiliates; and

(ii)          waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, which any Leucadia Holder or any of its Affiliates, might be considered to owe to the Company under the Act, at common law or in equity by reason of such Leucadia Holder’s membership in the Company to offer to the Company any such business opportunity, or in any such opportunity to participate in any such business opportunity.

(d)          Notwithstanding any other provision in this Agreement, with respect to a Related Party Matter, the Appointed Directors who were appointed by the Member who, or whose Affiliate, is involved in such Related Party Matter shall not be entitled to vote regarding such Related Party Matter and, notwithstanding any other provisions herein, approval of a majority of the other Directors (calculated without reference to the Appointed Directors who were appointed by the Member who, or whose Affiliate, is involved in such Related Party Matter) shall be required to approve such Related Party Matter.

(e)          Notwithstanding any other provision in this Agreement, each Leucadia Holder, the FXCM Holder and each controlled Affiliate of such Leucadia Holder and the FXCM Holder will not, so long as such Leucadia Holder or the FXCM Holder, as applicable, is a Member and for one year thereafter, directly or indirectly, recruit or hire any officer, director or employee of the Company or its Affiliates (other than Leucadia and, in the case of the FXCM Holder, Parent and HoldCo), or encourage any such officer, director or employee to terminate his or her relationship with the Company or its Affiliates (other than, in the case of the FXCM Holder, Parent and HoldCo), except that this Section 3.6(e) will not apply to general solicitations through general advertising, general internet postings or other similar non-targeted advertising by any Leucadia Holder, the FXCM Holder or any Affiliate of a Leucadia Holder or the FXCM Holder.

ARTICLE 4
The Board and Officers

Section 4.1          Management by the Board of Directors.

(a)          Except as otherwise specifically set forth in this Agreement or the Management Agreement, the management, operation policy and investment decisions of the Company and the conduct of the Company’s business shall be vested exclusively in a Board of Directors (the “Board”), which shall have the power, on behalf and in the name of the Company, to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings which the Board may deem necessary or advisable or incidental thereto without approval or consent of the Members. Without limiting the foregoing, except as otherwise specified in this Agreement or the Management Agreement, the Board is hereby authorized and empowered for and on behalf of the Company without approval or consent of the Members:

(i)            to cause the Company to take all actions and execute such documents as the Board shall reasonably deem necessary or desirable in connection with the ownership of the assets or the operation of the business of the Company;

(ii)           to deposit the funds of the Company in the Company name in any bank or trust company and deposit and entrust to any bank or trust company any of the securities, monies, documents and papers belonging to or relating to the Company;

(iii)          to cause the Company to enter into such agreements, and to take such other actions, as are necessary or useful to carry out all decisions with respect to managing the assets of the Company;

(iv)          to purchase from or through others, on behalf of the Company, contracts of liability, casualty and other insurance which the Board deems advisable or appropriate or for the protection of the assets and affairs of the Company or for any purpose beneficial to the Company;

(v)           to employ or consult such Persons, firms or corporations as the Board deems advisable for the operation and management of the Company, including brokers, consultants, accountants, attorneys or specialists in any field of endeavor whatsoever;

(vi)          to effect any sale of assets, merger or consolidation with respect to the Company;

(vii)         to acquire (A) the equity securities of any Person, or (B) all or any portion of the assets of a Person or a separately identifiable division, business segment or product line thereof;

(viii)        to propose amendments to this Agreement;

(ix)          to carry out all clerical, accounting and legal functions of the Company, including the employment of appropriate agents therefor and the making of any and all elections and other determinations for tax and financial reporting purposes (including with respect to the filing of all tax or similar returns and the resolution of all tax audits or other controversies);

(x)            to execute all other instruments of any kind or character which the Board determines to be necessary or appropriate in connection with the business of the Company;

(xi)           to utilize the capital and assets of the Company in the ordinary course of business; to receive, buy, sell, exchange, trade, and otherwise deal in and with properties of the Company; and to execute and deliver in the Company name any and all instruments necessary to effectuate such transactions;

(xii)          to possess, transfer, mortgage, pledge or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, securities, rights, options or other property held or owned by the Company;

(xiii)         to borrow or raise monies and, from time to time without limitation as to amount, to issue, accept, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of, the whole or any part of the property of the Company, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Company for its purposes. No bank or other lender to which application is made for a loan by the Board shall be required to inquire as to the purposes for which such loan is sought, and as between the Company and such bank or other lender, it shall be conclusively presumed that the proceeds of such loan are to be and will be used for purposes authorized under the terms of this Agreement;

(xiv)          to enter into, make and perform all contracts, agreements and other undertakings as the Board may determine to be necessary, advisable or incidental to the carrying out of the foregoing objects and purposes, including purchase and standstill agreements relating to the Company or any of its Subsidiaries and any other documents, certificates or agreements contemplated thereby;

(xv)          to hire and terminate Officers and employees of the Company and to delegate to its Officers, employees and agents such powers as the Board may possess and be entitled to exercise pursuant to this Agreement;

(xvi)          to defend or institute suits against or by the Company, as the case may be; and

(xvii)          to do all other acts necessary or incidental to the foregoing and to carrying on the Company’s business.

(b)          It is the intent of the parties hereto that each Director of the Company shall be deemed to be a “manager” of the Company (as defined in Section 18-101(10) of the Act) for all purposes under the Act.

Section 4.2          Number and Election of Directors. The size of the Board shall initially be eight (8) and may from time to time be increased or decreased, by the Board with the prior written consent of each of the Lead Member Holders. Three (3) of the Directors will be designated by the FXCM Holder without approval of any other Member (the “FXCM Holder Directors”). Three (3) of the Directors will be designated by Leucadia without approval of any other Member (the “Leucadia Holders Directors” and, together with the FXCM Holder Directors, the “Appointed Directors”). Leucadia and the FXCM Holder shall each be entitled to nominate one (1) additional Director; provided that each such additional nominee must qualify as an independent director under the New York Stock Exchange listing standards (together, the “Independent Directors” and, together with the Appointed Directors, the “Directors”). Independent Directors shall be elected by the affirmative vote of the Members holding a Majority Interest at each annual meeting of Members. In the event an Independent Director nominee is not elected, the Lead Member Holder that nominated such nominee shall as promptly as practicable nominate another nominee and the Company shall hold a special meeting as promptly as practicable where such nominee shall stand for election. In the event such nominee is not elected, such Lead Member Holder shall continue to nominate nominees and the Company shall continue to hold special meetings until the vacancy is filled. Each Independent Director shall hold office until the next annual meeting of Members and until such Independent Director’s successor is duly elected and qualified, or until such Independent Director’s earlier death, resignation or removal. Directors need not be Members. As of the date of this Agreement, the FXCM Holder Directors will consist of Drew Niv, William Ahdout and David Sakhai and the Leucadia Holders Directors will consist of Rich Handler, Brian Friedman and Jimmy Hallac. The Independent Directors will be nominated and elected pursuant to the terms of this Agreement within 90 days following the date of this Agreement.

Section 4.3          Vacancies. In the event that any of the FXCM Holder Directors shall for any reason cease to serve as a member of the Board, the resulting vacancy on the Board shall be filled by an individual designated by the FXCM Holder. In the event that any of the Leucadia Holders Directors shall for any reason cease to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by an individual designated by Leucadia. In the event that either of the Independent Directors shall for any reason cease to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by an individual nominated in accordance with the procedures set forth in Section 4.2 by the Lead Member Holder who nominated such individual’s predecessor and elected by the affirmative vote of the Members holding a Majority Interest at a special meeting of the Members to be held as soon as reasonably practicable to fill such vacancy.

Section 4.4          Meetings. The Board and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board or such committee, respectively. Special meetings of the Board may be called by the Chairman, if there be one, the President, or by any Director. Special meetings of any committee of the Board may be called by the chairman of such committee, if there be one, the President or any Director serving on such committee. Notice thereof stating the place, date and hour of the meeting shall be given to each Director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or electronic means on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 4.5          Organization. At each meeting of the Board or any committee thereof, the Chairman or the chairman of such committee, as the case may be, or, in his or her absence or if there be none, a Director chosen by a majority of the directors present, shall act as chairman. Except as provided below, the Secretary shall act as secretary at each meeting of the Board and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary may, but need not if such committee so elects, serve in such capacity.

Section 4.6          Resignations and Removals of Directors. Any Director may resign from the Board or any committee thereof at any time, by giving notice in writing or electronic transmission to the Chairman, if there be one, the President, or the Secretary and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law, (i) any Independent Director or the entire Board may be removed from office at any time, with or without cause, by the Lead Member Holders unanimously; (ii) the FXCM Holder Directors may be removed from office only by the FXCM Holder, and (iii) the Leucadia Holders Directors may be removed from office only by Leucadia. (a) Any Independent Director serving on a committee of the Board may be removed from such committee at any time only by a majority of the Board (excluding such Independent Director) and the prior written consent of each of the Lead Member Holders, (b) the FXCM Holder Directors may be removed from a committee only upon the prior written consent of the FXCM Holder, and (c) the Leucadia Holders Directors may be removed from a committee only upon the prior written consent of Leucadia.

Section 4.7          Alternate Director. The FXCM Holder, on one hand, and Leucadia, on the other hand, shall be entitled, by notice in writing to the Company and signed by them and either delivered to the Company or tendered at or before a meeting of the Board or any committee thereof, to appoint any person as an alternate director to any of their respective designated Directors (an “Alternate Director”) to attend, speak and vote in place of such designated Director and on his or her behalf at any one or more meetings of the Board or any committee thereof and to remove from office any Alternate Director appointed respectively by them. The term “Director” as it applies to each FXCM Holder Director and Leucadia Holders Director, as applicable, shall also refer to any Alternate Director that is actually performing the duties of the applicable Director. The FXCM Holder, on one hand, and Leucadia, on the other hand, may designate a different Alternate Director for any meeting of the Board or any committee thereof by notifying the Company at least two (2) Business Days prior to the scheduled date for such meeting; provided that, if giving such advance notice is not feasible, then such new Alternate Director shall present written evidence of his or her authority at the commencement of such meeting.

Section 4.8          Quorum. Except as otherwise required by applicable law, this Agreement or the rules and regulations of any securities exchange or quotation system on which any securities of the Company are listed or quoted for trading, at all meetings of the Board or any committee thereof, a majority of the entire Board or a majority of the Directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the Directors or committee members present at any meeting at which there is a quorum shall be the act of the Board or such committee, as applicable; provided, however, that the presence of at least one Leucadia Holders Director and at least one FXCM Holder Director shall be required for a quorum to exist. If a quorum shall not be present at any meeting of the Board or any committee thereof, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 4.9          Actions of the Board by Written Consent. Unless otherwise provided in this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if a majority of the members of the Board or such committee, including at least one of the Leucadia Holders Directors and at least one of the FXCM Holder Directors, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or such committee.

Section 4.10        Meetings by Means of Conference Telephone. Unless otherwise provided in this Agreement, members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 4.10 shall constitute presence in person at such meeting.

Section 4.11          Committees. The Board may designate one or more committees, each committee to consist of one or more of the Directors; provided, however, that such committee must include at least one of the Leucadia Holders Directors and at least one of the FXCM Holder Directors. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board, the FXCM Holder or Leucadia, as applicable, of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by applicable law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board when required. Notwithstanding anything to the contrary contained in this Article 4, the resolution of the Board establishing any committee of the Board and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in this Agreement and, to the extent that there is any inconsistency between this Agreement and any such resolution or charter, the terms of such resolution or charter shall be controlling.

Section 4.12          Compensation. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board or any committee thereof and may be paid a fixed sum for attendance at each meeting of the Board or any committee thereof or a stated salary for service as Director, payable in cash or securities. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.

Section 4.13          Power to Bind Company. No Director (acting in his capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such matter and authorizing such Director to bind the Company with respect thereto, which resolution is duly adopted by the Board (or a committee thereof authorized to act in such matter) by the affirmative vote required for such matter pursuant to the terms of this Agreement or the Act.

Section 4.14          Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board herein set forth.

Section 4.15          Disclaimer of Duties of Leucadia Holders Directors.

(a)          To the fullest extent permitted by Section 18-1101 of the Act, no Leucadia Holders Director, in such Person’s capacity as a Leucadia Holders Director, shall have any fiduciary duty to the Company, any Member other than Leucadia, any other Director or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing.

(b)          EACH LEUCADIA HOLDERS DIRECTOR SHALL REPRESENT, AND OWE FIDUCIARY DUTIES TO, ONLY LEUCADIA, AND NOT TO THE COMPANY, ANY OTHER MEMBER OR DIRECTOR, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY OR ANY OTHER PERSON, ARISING OUT OF OR RELATING TO THE COMPANY, ITS BUSINESS AFFAIRS, ASSETS AND LIABILITIES. THE PROVISIONS OF SECTION 3.5 AND SECTION 3.6 SHALL ALSO INURE TO THE BENEFIT OF THE LEUCADIA HOLDERS DIRECTORS. THE COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH LEUCADIA HOLDERS DIRECTOR FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER MEMBER), OTHER THAN LEUCADIA, THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, SUCH LEUCADIA HOLDERS DIRECTOR'S SERVICE ON THE BOARD.

(c)          For the avoidance of doubt, each Independent Director and each FXCM Holder Director shall have the same fiduciary duties to the Company and all Members used by directors of a corporation organized under the General Corporation Law of the State of Delaware to the corporation and its stockholders.

Section 4.16          Officers.

(a)          The Company shall have such individuals as Officers as may be elected by the Board from time to time, including a Chief Executive Officer and a Secretary and such other Officers (including, without limitation, a Chief Financial Officer, a Chief Operating Officer, a General Counsel, a President, one or more Vice Presidents, a Treasurer, one or more Assistant Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers) as it may deem proper or may delegate to any Officer of the Company elected by the Board the power to appoint and remove any such other Officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an Officer of the Company. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in this Agreement to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be. Notwithstanding anything to the contrary herein, the Board may delegate all or a portion of its rights under this Section 4.16 to appoint and terminate Officers to HoldCo pursuant to the Management Agreement.

(b)          All Officers of the Company elected by the Board (or otherwise appointed as Officers under the Management Agreement) shall hold office for such terms as may be determined by the Board or HoldCo pursuant to the Management Agreement or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any Officer may be removed from office at any time either with or without cause by affirmative vote of a majority of the members of the Board then in office, or, in the event the Board has delegated authority to elect and remove Officers to Officers, by any Officer upon whom such power of removal shall have been conferred by the Board or by HoldCo pursuant to the Management Agreement.

(c)          Each of the Officers of the Company elected by the Board or appointed by an Officer in accordance with this Agreement, or otherwise appointed or elected pursuant to the Management Agreement, shall have the powers and duties prescribed by law, by this Agreement or by the Board and, in the case of Officers, the powers and duties prescribed by the Officer appointing such Officer or HoldCo pursuant to the Management Agreement, and, unless otherwise prescribed by this Agreement or by the Board or such Officer or HoldCo pursuant to the Management Agreement, shall have such further powers and duties as ordinarily pertain to that office.

(d)          Unless otherwise provided in this Agreement or the Management Agreement, in the absence or disability of any Officer of the Company, the Board or the Chief Executive Officer may, during such period, delegate such Officer’s powers and duties to any other Officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

(e)          For the avoidance of doubt, each Officer shall have the fiduciary duties applicable to officers of a corporation under the General Corporation Law of the State of Delaware.

ARTICLE 5
Capital Structure and Contributions

Section 5.1          Capital Structure.

(a)          General. Subject to the terms of this Agreement, the Company is authorized to issue interests in the Company designated as “Units,” which shall constitute limited liability company interests under the Act and shall include only the following two (2) classes of membership Units: (i) Class A Units (“Class A Units”) and Class B Units (the “Class B Units”). The Company shall initially issue an aggregate of 100,000 Class A Units on the date hereof and shall make future issuances of Class B Units as may be required to fulfill the Company’s obligations under the Management Incentive Plan. Units may be issued in fractional amounts, and any use of the terms “Units”, “Class A Units” and “Class B Units” in this Agreement shall also refer to any fractional units therein. The Company shall not issue any other additional Units without the prior written consent of the Lead Member Holders. All grants of Class B Units to Management Members shall be made and allocated in accordance with the Management Incentive Plan. Each Officer is hereby expressly authorized to take any action, including without limitation amending this Agreement and Schedule A, to reflect any issuance of additional Units or Transfer of Units, in each case as permitted by the terms of this Agreement.

(b)          Class A Units. The Class A Units shall have such rights (including rights to allocations and distributions) as set forth under this Agreement and under the Act. The Class A Units shall be entitled to vote, approve, consent or authorize on all matters for which the vote, approval, consent or authorization of the Members is required or permitted under this Agreement or the Act.

(c)          Class B Units. The Class B Units (or any fractional interest therein) shall have such rights (including rights to allocations and distributions) as set forth under this Agreement. No holder of Class B Units (or any fractional interest therein) shall have the right to vote on any matter whatsoever, except to the extent expressly set forth in Section 13.1(a). Each holder of Class B Units (or any fractional interest therein) shall be bound by and subject to the terms of this Agreement, including this Section 5.1, with respect to its Class B Units (or any fractional interest therein).

Section 5.2          Capital Contributions.

(a)          Each Member (other than the Management Members) shall be deemed to have contributed, as its initial capital contribution (the “Initial Capital Contributions”) to the Company, the amount in cash or the Gross Asset Value of other properties or assets contributed set forth opposite such Member’s name on Schedule A hereto in exchange for the number of Units set forth opposite such Member’s name on Schedule A hereto. Subject to Section 5.3, Schedule A shall be amended from time to time to reflect any additional Capital Contributions made by a Member after the first date on which such Member made Initial Capital Contributions (“Additional Capital Contributions”).

(b)          The $300 million of cash proceeds received by the Company from HoldCo on January 16, 2015 shall be treated as a loan to the Company of $290 million and its Initial Capital Contribution to the Company of $10 million in exchange for the number of Class A Units set forth opposite HoldCo’s name on Schedule A hereto and the rights set forth in this Agreement. The parties agree and acknowledge that HoldCo contributed its assets to the Company (subject to the outstanding debt with respect to the credit agreement, entered into as of December 19, 2011, among HoldCo, each lender from time to time party thereto, and Bank of America, N.A., as the administrative agent) (the “Revolver”), and the Company used a portion of the $290 million loan to pay and discharge the Revolver.

Section 5.3           No Withdrawal Of Capital Contributions. Except upon a dissolution and liquidation of the Company effected in accordance with Article 8 or Article 9 hereof, no Member shall have the right to withdraw its Capital Contributions from the Company.

Section 5.4           No Other Capital Contributions. No Member shall be obligated to make any cash or non-cash contribution to the Company’s capital. Except with the approval of the Board, no Member shall be permitted to make any cash or non-cash contribution to the Company’s capital. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distribution and allocations for all Fiscal Years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit and such deficit shall not be considered a debt owed to the Company or to any other person for any purpose whatsoever.

Section 5.5           Maintenance of Capital Accounts.

(a)          The Company shall establish and maintain a capital account (“Capital Account”) for each Member in accordance with the following provisions:

(i)          to each Member’s Capital Account there shall be credited (x) such Member’s Capital Contributions of cash and the Gross Asset Value of other properties and assets contributed to the Company (including any Initial Capital Contributions), (y) such Member’s allocable share of Net Profits and other items of income or gain which are specifically allocated to such Member and (z) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member, in each case, with such Member’s prior written consent; and

(ii)         to each Member’s Capital Account there shall be debited (x) the amount of money and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (y) such Member’s allocable share of Net Losses and other items of expense or loss which are specifically allocated to such Member and (z) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(b)          This Section 5.5 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. Notwithstanding that a particular adjustment is not set forth in this Section 5.5, the Capital Accounts of the Members shall be adjusted as required by, and in accordance with, the Capital Account maintenance rules of Regulations Section 1.704-1(b).

Section 5.6           Management Members. Each Management Member will take into account, for purposes of determining such Management Member’s U.S. federal income tax liability, the distributive share of Company income, gain, loss, deduction and credit allocated in respect to such Management Member’s Class B Units (or any fractional interest therein) as reported to them, regardless of the fact that some or all of such Management Member’s Units may in certain circumstances be redeemed for no consideration.

ARTICLE 6
Profits, Losses and Distributions

Section 6.1           Allocations of Net Profits and Net Losses.

(a)          Allocations to Capital Accounts. Except as provided in Section 6.1(b) hereof or elsewhere in this Agreement, items of Net Profits and Net Losses for any Fiscal Year shall be allocated among the Members for such Fiscal Year in a manner such that the Capital Accounts of each Member, immediately after giving effect to such allocation, are, as nearly as possible, equal (proportionately) to the Distributions that hypothetically would be made to such Member pursuant to Section 6.4(c), if the Company were dissolved and terminated, its affairs were wound up and each Company asset (including cash) was sold for cash equal to its Gross Asset Value (except that any Company asset that is realized in such Fiscal Year shall be treated as if sold for an amount of cash equal to the sum of the amount of any net cash proceeds and the Fair Market Value of any property actually received by the Company in connection with such disposition), all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 6.4(c) hereof to the Members immediately after giving effect to such allocation, minus such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of the Company’s assets.

(b)          Construction. If the Board determines in good faith that it is necessary or appropriate to modify or amplify the manner in which the balances of the Capital Accounts are computed or the items of Net Profits and Net Losses are determined in order to comply with Regulations Section 1.704-1(b), the Board may make such modification or amplification. All matters concerning the computation of Capital Accounts, the allocation of items of Company income, gain, loss, deduction and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the Board in good faith. Such determinations shall be final and conclusive as to all the Members.

(c)          Loss Allocation Limitation. Notwithstanding the foregoing provisions of this Section 6.1, the Net Losses allocated pursuant to Section 6.1(a) shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Net Losses pursuant to Section 6.1(a), the limitations in this Section 6.1(c) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Net Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d). All Net Losses in excess of the limitation set forth in this Section 6.1(c) shall be allocated to other Members in accordance with the positive balances in such Member’s Capital Account so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

Section 6.2           Special Allocations. The following special allocations shall be made in the following order prior to any allocations pursuant to Section 6.1:

(a)          Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f) and notwithstanding any other provision of this Article 6, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)          Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) and notwithstanding any other provision of this Article 6, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)          Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.2(c) were not applicable.

(d)          Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit, such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article 6 have been made as if this Section 6.2(d) were not applicable.

(e)          Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated in accordance with each Member’s share of Net Profits and Net Losses under Section 6.1(a).

(f)          Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

(g)          Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulation.

(h)          Other Allocation Rules. If Members are admitted to the Company on different dates during any Fiscal Year, or the interests of the Members fluctuate during a Fiscal Year, the Net Profits or Net Losses shall be allocated among the Members for such Fiscal Year in accordance with Code Section 706, using any convention determined by the Board and permitted by applicable law.

(i)          Tax Allocations: Code Section 704(c).

(i)          Except as provided in Section 6.2(i)(ii), all items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members, for federal, state and local income tax purposes, in the same manner as such items of income, gain, loss, deduction and credit shall be allocated among such Members pursuant to Sections 6.1 and 6.2, except that if any such allocation for tax purposes is not permitted by the Code, or other applicable law, the subsequent income, gains, losses, deductions and credits shall be allocated among the Members for tax purposes to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts. The Board shall have the power to make such allocations and to take any and all action necessary under the Code and the Regulations thereunder, or other applicable law, to effect such allocations.

(ii)         In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members in the manner determined by the Board so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its initial Gross Asset Value.

(iii)        Allocations pursuant to this Section 6.2(i) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items or Distributions pursuant to any provision of this Agreement.

Section 6.3           No Right to Distributions. No Member shall have the right to demand or receive Distributions of any amount, except as expressly provided in this Article 6.

Section 6.4           Distributions.

(a)          After Tax Distributions are made pursuant to Section 6.4(f), following the earlier of (i) January 16, 2018 and (ii) the payment of all outstanding obligations under the Credit Agreement in accordance with the terms of the Credit Agreement (other than unasserted indemnity obligations that expressly survive), in the event of a Disposition (other than a Company Sale), Extraordinary Event or Securities Issuance by the Company, HoldCo or any of their respective Subsidiaries, each of HoldCo and the Company hereby agrees, jointly and severally, to distribute the Net Asset Sale Proceeds, Net Extraordinary Receipts or Net Securities Proceeds, as applicable, as follows:

(i)          Until the aggregate amount distributed or otherwise paid pursuant to the Management Incentive Plan, this Section 6.4(a)(i) and Sections 6.4(b)(i) and 6.4(c)(i), as applicable, equals $350,000,000 (the calculation of which shall include all payments made under Section 7(a) of the Management Incentive Plan) (the “Maximum First Payment Amount”):

(1)         Each Management Member will receive the Applicable Percentage of all distributable amounts under this Section 6.4(a)(i);

(2)         Members holding Class A Units will receive an aggregate of 99.80% of all remaining distributable amounts under this Section 6.4(a)(i) after the application of the preceding clause (1), to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(3)         The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(a)(i) after the application of the preceding clauses (1) and (2), to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage (the Distributions made pursuant to this Section 6.4(a)(i) and Sections 6.4(b)(i) and 6.4(c)(i), as applicable, being referred to herein as “First Priority Distributions”).

(ii)         After the Maximum First Payment Amount has been distributed or otherwise paid pursuant to the Management Incentive Plan and until the aggregate amount distributed or otherwise paid pursuant to the Management Incentive Plan, this Section 6.4(a)(ii) and Sections 6.4(b)(ii) and 6.4(c)(ii), as applicable, equals $500,000,000 (the calculation of which shall include all payments made under Sections 7(a) and 7(b) of the Management Incentive Plan) (the “Maximum Second Payment Amount”):

(1)         Each Management Member will receive the Applicable Percentage of all distributable amounts under this Section 6.4(a)(ii);

(2)         Members holding Class A Units will receive an aggregate of 19.96% of all remaining distributable amounts under this Section 6.4(a)(ii) after the application of the preceding clause (1), to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(3)         The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(a)(ii) after the application of the preceding clauses (1) and (2), to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage (the payments and Distributions made pursuant to this Section 6.4(a)(ii) and Sections 6.4(b)(ii) and 6.4(c)(ii), as applicable, being referred to herein as “Second Priority Distributions”).

(iii)        After the Maximum First Payment Amount and the Second Maximum Payment Amount have been distributed or otherwise paid pursuant to the Management Incentive Plan, all remaining distributable amounts shall be distributed as follows:

(1)         Each Management Member will receive the Applicable Percentage of all distributable amounts under this Section 6.4(a)(iii);

(2)         Members holding Class A Units will receive 79.84% of all remaining distributable amounts under this Section 6.4(a)(iii) after the application of the preceding clause (1), to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(3)         The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(a)(iii) after the application of the preceding clauses (1) and (2), to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage (the payments and Distributions made pursuant to this Section 6.4(a)(iii) and Sections 6.4(b)(iii) and 6.4(c)(iii), as applicable, together with the First Priority Distributions, the Second Priority Distributions and any Permitted Payments, being referred to herein as the “Distributions”).

(iv)        Any amount distributed under this Section 6.4(a) to the FXCM Holder with respect to Class A Units shall, to the extent such amounts are Restricted Payments (other than Permitted Payments), instead be distributed as set forth in Sections 6.4(b) and 6.4(j), as applicable.

(b)          After Tax Distributions are made pursuant to Section 6.4(f), (it being understood that other than certain Permitted Payments and Tax Distributions, no such Distributions are permitted until the earlier of (i) January 16, 2018 and (ii) the payment of all outstanding obligations under the Credit Agreement in accordance with the terms of the Credit Agreement (other than unasserted indemnity obligations that expressly survive)), if the Company or any of its respective Subsidiaries, directly or indirectly, declares or makes any Restricted Payments (other than Permitted Payments described in clauses (i), (iii), (iv) and (v) of the definition of Permitted Payments), or incurs any obligation (contingent or otherwise) to do so, the Company hereby agrees to distribute the amount of such Restricted Payment as follows:

(i)          Until the aggregate amount distributed or otherwise paid pursuant to the Management Incentive Plan, this Section 6.4(b)(i) and Sections 6.4(a)(i) and 6.4(c)(i), as applicable, equals the Maximum First Payment Amount:

(1)         Each Management Member will receive the Applicable Percentage of all distributable amounts under this Section 6.4(b)(i);

(2)         Members holding Class A Units will receive an aggregate of 99.80% of all remaining distributable amounts under this Section 6.4(b)(i) after the application of the preceding clause (1), to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(3)         The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(b)(i) after the application of the preceding clauses (1) and (2), to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage.

(ii)         After the Maximum First Payment Amount has been distributed or otherwise paid pursuant to the Management Incentive Plan and until the aggregate amount distributed or otherwise paid pursuant to the Management Incentive Plan, this Section 6.4(b)(ii) and Sections 6.4(a)(ii) and 6.4(c)(ii), as applicable, equals the Maximum Second Payment Amount:

(1)         Each Management Member will receive the Applicable Percentage of all distributable amounts under this Section 6.4(b)(ii);

(2)         Members holding Class A Units will receive an aggregate of 19.96% of all remaining distributable amounts under this Section 6.4(b)(ii) after the application of the preceding clause (1), to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(3)         The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(b)(ii) after the application of the preceding clauses (1) and (2), to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage.

(iii)        After the Maximum First Payment Amount and the Maximum Second Payment Amount have been distributed or otherwise paid pursuant to the Management Incentive Plan, all remaining distributable amounts shall be distributed as follows:

(1)         Each Management Member will receive the Applicable Percentage of all distributable amounts under this Section 6.4(b)(iii);

(2)         Members holding Class A Units will receive 79.84% of all remaining distributable amounts under this Section 6.4(b)(iii) after the application of the preceding clause (1), to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(3)         The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(b)(iii) after the application of the preceding clauses (1) and (2), to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage.

(c)          After Tax Distributions are made pursuant to Section 6.4(f), following the earlier of (i) January 16, 2018 and (ii) the payment of all outstanding obligations under the Credit Agreement in accordance with the terms of the Credit Agreement (other than unasserted indemnity obligations that expressly survive), in the event of a Company Sale, each of the Parent, HoldCo and the Company hereby agrees, jointly and severally, to distribute the Net Asset Sale Proceeds from any such Company Sale (treating, for these purposes, such Company Sale as a Disposition) as follows:

(i)          Until the aggregate amount distributed or otherwise paid pursuant to the Management Incentive Plan, this Section 6.4(c)(i) and Sections 6.4(a)(i) and 6.4(b)(i), as applicable, equals the Maximum First Payment Amount:

(1)         Each Management Member will receive the Applicable Percentage of all distributable amounts under this Section 6.4(c)(i);

(2)         Members holding Class A Units will receive an aggregate of 99.80% of all remaining distributable amounts under this Section 6.4(c)(i) after the application of the preceding clause (1), to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(3)         The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(c)(i) after the application of the preceding clauses (1) and (2), to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage.

(ii)         After the Maximum First Payment Amount has been distributed or otherwise paid pursuant to the Management Incentive Plan, and until the aggregate amount distributed or otherwise paid pursuant to the Management Incentive Plan, this Section 6.4(c)(ii) and Sections 6.4(a)(ii) and 6.4(b)(ii), as applicable, equals the Maximum Second Payment Amount:

(1)         Each Management Member will receive the Applicable Percentage of all distributable amounts under this Section 6.4(c)(ii);

(2)         Members holding Class A Units will receive an aggregate of 19.96% of all remaining distributable amounts under this Section 6.4(c)(ii) after the application of the preceding clause (1), to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(3)         The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(c)(ii) after the application of the preceding clauses (1) and (2), to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage.

(iii)        After the Maximum First Payment Amount and the Maximum Second Payment Amount have been distributed or otherwise paid pursuant to the Management Incentive Plan, all remaining distributable amounts shall be distributed as follows:

(1)         Each Management Member will receive the Applicable Percentage of all distributable amounts under this Section 6.4(c)(iii);

(2)         Members holding Class A Units will receive 79.84% of all remaining distributable amounts under this Section 6.4(c)(iii) after the application of the preceding clause (1), to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(3)         The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(c)(iii) after the application of the preceding clauses (1) and (2), to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage.

(iv)        Any amount distributed under this Section 6.4(c) to the FXCM Holder with respect to Class A Units shall, to the extent such amounts are Restricted Payments (other than Permitted Payments), instead be distributed as set forth in Sections 6.4(b) and 6.4(j), as applicable.

(v)         For the avoidance of doubt, any Distributions paid pursuant to this Section 6.4(c) shall be paid to those Members who are Members immediately prior to the consummation of such Company Sale.

(d)          Any amount owed to the Members under this Section 6.4 shall be paid in cash to the accounts specified from time to time by such Members no later than 11:00 a.m. New York City time on the next Business Day following the closing of the applicable Disposition, Extraordinary Event, Securities Issuance, Restricted Payment or Company Sale, as applicable; provided that, (1) if the aggregate amount required to be paid to the Members on any date pursuant to Section 6.4(a) with respect to a Disposition is less than $500,000, and so long as none of the Parent, HoldCo or the Company is in default or breach of its obligations hereunder at such time or in default under or breach of any material debt agreement, HoldCo and the Company may defer any payments required pursuant to Section 6.4(a) until the first date on which the aggregate Net Asset Sale Proceeds from all Dispositions required to be applied pursuant to Section 6.4(a) since the last payment made pursuant to Section 6.4(a) equals or exceeds $500,000 (at which time all theretofore unapplied amounts shall be required to be applied), (2) if the aggregate Net Asset Sale Proceeds received in respect of any Disposition (or series of related Dispositions) permitted does not exceed $100,000, such Net Asset Sale Proceeds received in respect of such Dispositions (or series of related Dispositions) shall be deemed to be $0 for purposes of Section 6.4(a); and (3) for the purposes of calculating “Net Securities Proceeds” with respect to an incurrence of Indebtedness, HoldCo, the Company and their respective Subsidiaries may create, incur, assume or suffer to exist Indebtedness in the ordinary course of business so long as the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000 and such amount shall not constitute the incurrence of Indebtedness for Section 6.4(a) unless and to the extent that the aggregate amount of all such Indebtedness at any one time outstanding exceeds $5,000,000. In the event the Company makes a Distribution in respect of (i) a Permitted Payment pursuant to clause (ii) of the definition thereof or (ii) a Tax Distribution and the Company certifies in writing that it does not have sufficient cash or cash equivalents to make the Distributions that would be required under Section 6.4(b) to the other Members in order for the FXCM Holder to receive such Distributions, the Company shall make the Distributions required pursuant to Section 6.4(b) to the other Members as promptly thereafter as practicable.

(e)          Concurrently with any payment to the Members pursuant to this Agreement, the Company shall deliver to the Leucadia Holders a certificate of a Responsible Officer, in form and substance reasonably satisfactory to Leucadia, demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Securities Proceeds or Net Extraordinary Receipts, as the case may be, that gave rise to such payment. In the event that the Board shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, HoldCo, the Company or their respective Subsidiaries, as applicable, shall promptly make an additional Distribution to the other Members in an amount equal to the amount distributable pursuant to Section 6.4(a) in respect of the difference between such actual amount and the amount set forth in such certificate, and the Company shall concurrently therewith deliver to the Leucadia Holders a certificate of a Responsible Officer, in form and substance reasonably satisfactory to Leucadia, demonstrating the derivation of the additional amount resulting in such excess.

(f)          Subject to Section 6.7 and any restrictions contained in any agreement to which the Company is bound, no later than the tenth (10th) day following the end of each calendar quarter, the Company shall, only if the Company has sufficient excess regulatory capital in its regulated entities as well as sufficient available cash and borrowings to meet its projected cash obligations for the following 12 months, make a Distribution in cash (each a “Tax Distribution”) to each Member in an amount equal to the excess of (i) the product of (x) the taxable income of the Company allocated to such Member attributable to such calendar quarter and all prior calendar quarters in such calendar year (taking into account any losses of the Company that were previously allocated to the Members and carried forward to such calendar year, subject to applicable tax law limitations, to offset such taxable income), based upon (1) the information returns filed by the Company, as amended or adjusted to date, and (2) estimated amounts, in the case of periods for which the Company has not yet filed information returns, multiplied by the (y) Tax Rate, less (ii) Tax Distributions made by the Company to such Member pursuant to this Section 6.4(f) with respect to such calendar year. Any Tax Distribution paid pursuant to this Section 6.4(f) shall be certified as accurate, prior to the Company making such Tax Distribution, by a Responsible Officer of HoldCo to the Leucadia Holders in good faith. Notwithstanding anything to the contrary contained herein, Tax Distributions paid pursuant to this Section 6.4(f) shall be treated as a dollar-for-dollar advance of the amounts otherwise distributable to the Members pursuant to Sections 6.4(a), (b), or (c).

(g)          In the event of any merger of the Company (whether or not the Company is the surviving entity of such merger) in which any Member receives cash or other property (“Merger Consideration”), the aggregate amount of such Merger Consideration payable to the Members upon the consummation of such merger shall be deemed to be a Distribution and shall be allocated and distributed to the Members in accordance with the provisions of this Section 6.4.

(h)          The parties agree that (1) payments required under the Tax Receivable Agreement, dated as of December 1, 2010, by and among the Special Member (as defined therein), HoldCo and the TRA Parties (as defined therein) from time to time party thereto or any similar agreement (the “Tax Receivable Agreement”), and (2) any Restricted Payment by the HoldCo or any of its Subsidiaries in respect of, or the proceeds of which are used to make, payments required under the Tax Receivable Agreement, except to the extent such payments constitute a Tax Distribution shall not (x) constitute expenses referred to in clause (iii) of the definition of “Permitted Payment”, (y) for the avoidance of doubt, be treated as a Tax Distribution, or (z) be taken into account for purposes of netting of Taxes, Permitted Tax Distributions and/or other tax distributions in the definitions of Net Asset Sale Proceeds, Net Extraordinary Receipts, Net Securities Proceeds or for purposes of any other provision of this Agreement. For the avoidance of doubt, if (A) the Company, HoldCo or any of their respective Subsidiaries makes any payment required under the Tax Receivable Agreement or any payment in respect of, or the proceeds of which are used to make, payments required under the Tax Receivable Agreement and (B) such payment does not constitute a Tax Distribution, such payment shall be deemed a Restricted Payment made by HoldCo and HoldCo shall pay to the Members an amount equal to the product of the then applicable percentage of such payment to each Member as set forth in Section 6.4(a), (b), or (c). Any amounts paid to Members pursuant to the immediately preceding sentence shall be treated as a Distribution for purposes of this Agreement.

(i)          For the avoidance of doubt, no amounts shall be distributed to Members pursuant to this Section 6.4 so long as any amount remains outstanding under the Credit Agreement.

(j)          Subject to Section 6.7 and any restrictions contained in any agreement to which the Company is bound, the Company shall, to the extent of available cash and borrowings of the Company, at the request in writing of the FXCM Holder, make a Distribution pursuant to Section 6.4(b) in cash to the FXCM Holder in respect of a Permitted Payment in an amount equal to the amount requested by the FXCM Holder and certified by such FXCM Holder to the Company and the Leucadia Holders that the Distribution constitutes a valid Permitted Payment.

(k)          It is understood that the terms of Sections 6.4(a), (b) and (c) of this Agreement and the terms of Sections 7(a), (b) and (c) of the Management Incentive Plan shall be applied in an iterative manner.

Section 6.5           Withholding. The Company is hereby authorized and directed to withhold from any Distribution made to a Member the amount of federal, state, local or foreign taxes that the Board determines that the Company is required to withhold or pay with respect to any allocations or Distributions to such Member (which arrangement may include a Management Member directing the Company to withhold a portion of a Class B Unit equal to the amount necessary to satisfy any such withholding requirement). Subject to the following sentence, any amount so withheld shall be treated as a Distribution under Section 6.4 and shall reduce the amount otherwise distributable to such Member hereunder. In the event that Distributions under Section 6.4 hereof are insufficient to cover the amount of taxes required to be withheld or paid by the Company pursuant to this Section 6.5, the excess shall constitute a loan by the Company to such Member, which shall be repaid by such Member within fifteen (15) calendar days after notice from the Company that such payment is required. Promptly upon request, the Members (and each person treated as a member of the Company for U.S. federal income tax purposes) shall provide the Company with any information related to such person (including information regarding such person’s direct or indirect owners, if applicable) necessary to (x) allow the Company to comply with any tax reporting, tax withholding or tax payment obligations of the Company or (y) to establish the Company’s legal entitlement to an exemption from, or reduction of, withholding or any other taxes or similar payments.

Section 6.6           Set-Off. The payment of Distributions to a Member pursuant to Section 6.4 shall be subject to any set-off, counterclaim, recoupment, defense or other right that the Company or any of its Subsidiaries may have against the Member, including pursuant to Section 6.5.

Section 6.7           Restrictions on Distributions. The foregoing provisions of this Article 6 to the contrary notwithstanding, no Distribution shall be made if, and for so long as, such Distribution would violate any law, rule, regulation, order or directive of any Governmental Authority then applicable to the Company.

ARTICLE 7
Accounts

Section 7.1           Books. The Board shall cause to be maintained complete and accurate books of account of the Company’s affairs at the Company’s principal place of business. Such books shall be kept on such method of accounting as the Board shall select. For purposes of the Company’s financial statements, the Company’s assets and liabilities and statements of operations and cash flows shall be prepared in conformity with generally accepted accounting principles. The Company’s accounting period shall be as determined by the Board. The Board shall make available to the Lead Member Holders all such books and records at any time upon reasonable notice. Upon request, Management Members shall have rights to information with respect to the capital account maintained by the Company for such Management Member.

Section 7.2           Reports. The books of account of the Company shall be closed after the close of each calendar year, and there shall be prepared and sent to each Member a statement of the profits and losses of the Company for that period and a statement of such Member’s distributive share of income and expense for income tax reporting purposes.

Section 7.3           Federal Tax Matters.

(a)          HoldCo is hereby designated as the “tax matters partner” (within the meaning of Code Section 6231) and its “partnership representative” (within the meaning of Section 6223 of the New Partnership Audit Procedures) (collectively, the “Tax Matters Member”) to manage administrative tax proceedings conducted at the Company level by the Internal Revenue Service with respect to Company matters. Each Member expressly consents to such designation and agrees that, upon the request of HoldCo, it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. HoldCo is specifically directed and authorized to take whatever steps HoldCo in its discretion deems necessary or desirable to perfect such designation, including, without limitation, filing any forms or documents with the Internal Revenue Service and taking such other action as HoldCo in its discretion determines may from time to time be required or advisable under the Regulations.

(b)          The Tax Matters Member shall keep Leucadia fully informed of any inquiry, examination or proceeding, and the Tax Matters Member shall provide Leucadia with such documentation and information in the Tax Matters Member’s or the Company’s possession as Leucadia may reasonably request in connection with the conduct of any tax audit or other tax proceeding with respect to the Company.

(c)          Expenses of administrative proceedings relating to the determination of Company items at the Company level undertaken by the Tax Matters Member shall be Company expenses.

Section 7.4           Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and U.S. federal income tax purposes shall be determined by the Board from time to time pursuant to Code Section 706 and the Regulations thereunder.

Section 7.5           Tax Returns; Form K-1. After the end of each Fiscal Year, the Board shall, on behalf of the Company, cause to be prepared and timely filed all tax returns with appropriate Governmental Authority, which tax returns shall be reviewed in advance of filing by an independent certified public accountant. The Board shall be responsible for, on behalf of the Company, timely furnishing a federal income tax Form K-1 and any required similar state income tax form to each Member; provided, however, (i) a final Form K-1 shall be provided no later than June 1 of the Fiscal Year immediately succeeding the relevant Fiscal Year and (ii) on or prior to March 1 of each Fiscal Year, the Board shall furnish to each Member an estimate of the amount of net taxable income or loss that will be allocated to such Member for the immediately prior Fiscal Year and an estimate of how such net taxable income or loss shall be apportioned (or allocated) among (or to) the various states in which the Company conducts (or is deemed to conduct) business. Upon the reasonable request of each Member, the Company shall furnish any other tax information as may be necessary for such Member to prepare its tax returns.

ARTICLE 8
Events of Dissolution

Section 8.1           Events of Dissolution. The Company shall be dissolved only upon the occurrence of both of the following:

(a)          the occurrence of either (i) the sale or other disposition of all or substantially all of the assets and properties of the Company, or (ii) the cessation of operations of the Company, in each case, only upon the occurrence of any of the following events (each, an “Event of Dissolution”); and

(b)          either (i) the Members holding a Majority Interest vote for dissolution, or (ii) the Board determines to dissolve the Company;

provided, however, that the Company shall not be dissolved without the written consent of Leucadia and the FXCM Holder.

Notwithstanding the provisions of this Section 8.1, no other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of a Member, shall result in a dissolution of the Company. The Members hereby waive their right to apply to the Court of Chancery of the State of Delaware to obtain a decree of judicial dissolution of the Company under Section 18-802 of the Act.

ARTICLE 9
Liquidation

Section 9.1           Liquidation. In the event that an Event of Dissolution shall occur, then the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed as set forth below, in accordance with the provisions of Section 18-804 of the Act:

(a)          to creditors, including Members who are creditors to the extent permitted by applicable law, in satisfaction of the Company’s liabilities; and

(b)          then to Members entitled to Distributions in accordance with the priorities set forth in Sections 6.4(a) through (c).

Section 9.2           Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

Section 9.3           Cancellation of Certificate. Upon the completion of the winding up of the Company’s affairs and Distribution of the Company’s assets, the Company shall be terminated and the Members shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

ARTICLE 10
Transfer of Interests in the Company

Section 10.1         Prohibition.

(a)          Other than in connection with a Company Sale, the FXCM Holder (as well as any transferee of the FXCM Holder’s Class A Units and any subsequent transferees thereof) may not Transfer its Class A Units, or in any way alienate any of such Class A Units or any right or interest therein, without the prior written consent of Leucadia.

(b)          Subject to the conditions in Section 10.2, there are no restrictions on the ability of the Leucadia Holders to Transfer any or all of their Units to any person or entity. For the avoidance of doubt, other than with respect to Transfers that arise as a result of a Company Sale pursuant to Section 12.3, Transfers of Units by any Leucadia Holders do not require the consent of the Board or of any other Members.

(c)          Each Management Member shall hold its Class B Unit (or any fractional interest therein) and shall not, directly or indirectly, Transfer or in any way alienate such Class B Unit (or any fractional interest therein) or any right or interest therein, other than (i) Transfers by a Management Member of a number of Class B Units (or any fractional interest therein) that is sufficient to pay any Taxes owed by the Management Member based on the issuance of Class B Units (or any fractional interest therein) to such Management Member in accordance with the Management Incentive Plan, (ii) Transfers of Class B Units (or any fractional interest therein) to ten or fewer Permitted Transferees of such Management Member that are completed after the seventh anniversary of the implementation of the Management Incentive Plan, (iii) Transfers of Class B Units (or any fractional interest therein) to a Drag-Along Purchaser pursuant to Section 10.8 or to any other Member or the Company pursuant to Section 10.9, and (iv) Transfers in connection with a Company Sale (each of clauses (c)(i) through (iv), the “Management Permitted Transfers”); provided that the Management Permitted Transfers will be subject to the restrictions in Section 10.2. In addition, no Management Member may Transfer its Class B Units (or any fractional interest therein), or in any way alienate its Class B Unit (or any fractional interest therein) or any right or interest therein, under Section 10.1(c)(i) without the prior written consent of Leucadia, which consent will not be unreasonably conditioned, withheld or delayed. In the case of any proposed Transfer by any Management Member (other than Transfers to a Dragging Member and Transfers in connection with a Company Sale), the transferring Management Member shall deliver to the Company at least twenty (20) Business Days prior to such Transfer, a written notice stating its intention to Transfer a specified number of Units to be transferred, the name of the transferee, whether such transferee is a Permitted Transferee, the number of Units to be Transferred, and the price and other material terms and conditions of the Transfer. Any attempted Transfer of Units by any Member, other than in strict accordance with this Article 10 or Section 12.3, shall be null and void, and the purported transferee shall have no rights as a Member or Assignee hereunder.

Section 10.2         Conditions to Permitted Transfers. A Member shall be entitled to make a Permitted Transfer of all or any portion of its Units, subject to Sections 10.1 and 10.9, only upon satisfaction of each of the following conditions, in each case as determined by the Board in good faith:

(a)          Either (A) such Transfer would not cause the Company to be taxable as a corporation for U.S. federal income tax purposes (and any attempt to effect such Transfer shall be null and void), or (B) the transferring Member notifies in writing the Parent, HoldCo and the Company of such Transfer and none of the Parent, HoldCo or the Company objects to such Transfer on the grounds that such Transfer would cause the Company to be taxable as a corporation for U.S. federal income tax purposes within ten (10) Business Days; provided, however, that the limitation set forth in this Section 10.2(a) shall not apply to Transfers (i) in connection with a Company Sale or (2) to a Drag-Along Purchaser as set forth in Section 10.8.

(b)          For Transfers by Management Members, the Board may request an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act of 1933, as amended, and will not otherwise violate any federal or state securities laws.

Section 10.3         Effect of Transfers. Upon the completion of any Permitted Transfer, the Assignee of the Units transferred shall be entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar items to which the transferring Member would be entitled with respect to such Units, and shall not be entitled to exercise any of the other rights of a Member with respect to the transferring Member’s Units, including the right to vote (if any), unless and until such Assignee is admitted to the Company as a Substitute Member pursuant to Section 10.5.

Section 10.4         Admission of Additional Members. A Person shall become an Additional Member pursuant to the terms of this Agreement only if and when each of the following conditions is satisfied:

(a)          the Board consents in writing to such admission, which consent may be given or withheld in its sole and absolute discretion;

(b)          the Board, in its sole and absolute discretion, determines the nature and amount of the contributions of cash or property, the provision of services or such other consideration (collectively, “Unit Consideration”), if any, to be paid by such Person;

(c)          the Board has received, on behalf of the Company, such Person’s Unit Consideration as so determined;

(d)          the Board receives executed instruments (including a counterpart signature to this Agreement) that are in a form satisfactory to the Board, as determined in its sole and absolute discretion; and

(e)          Leucadia consents in writing to such admission, which consent will not be unreasonably conditioned, withheld or delayed;

provided, however, that a Person who receives Class B Units under the Management Incentive Plan will become an Additional Member immediately upon receipt of such Person’s consent to be bound by this Agreement, including any restrictions on voting contained herein, as a Member in a form satisfactory to the Board, as determined in its sole and absolute discretion.

Section 10.5         Admission of Assignees of Units as Substitute Members. An Assignee of all or any portion of the Units of a Member shall become a Substitute Member of the Company only if and when all of the following conditions are satisfied:

(a)          the Board receives written instruments (including such Assignee’s counterpart signature to this Agreement) that are in a form satisfactory to the Board, as determined in its sole and absolute discretion; and

(b)          the Assignee has satisfied the conditions in Section 10.2 as of the date of admission as a Substitute Member, as determined by the Board.

Section 10.6         Cessation of Member.

(a)          Any Member shall cease to be a Member of the Company upon the earliest to occur of any of the following events:

(i)          such Member’s withdrawal from the Company pursuant to Section 10.7(a); or

(ii)         as to any Member that is not an individual, the filing of a certificate of dissolution, or its equivalent, for such Member.

(b)          Upon any Member ceasing to be a Member pursuant to Section 10.6(a), such Member or its successor in interest shall become an Assignee of its Units, entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar items to which such Member would have been entitled as a Member with respect to such Units and shall not be entitled to exercise any of the other rights of a Member in, or have any duties or other obligations of a Member with respect to, such Units (other than under the provisions of Articles 6, 8, 11, 14 and this Article 10). No such Member shall have a right to a return of its Capital Contribution.

Section 10.7         Withdrawal of Members Upon Transfer.

(a)          If a Member has transferred all of its Units in one or more Permitted Transfers, then such Member shall withdraw from the Company on the date, if any, upon which each Assignee of such Units has been admitted as a Substitute Member in accordance with Section 10.5, and such Member shall no longer be entitled to exercise any rights or powers of a Member under this Agreement.

(b)          No Member shall have the right to withdraw from the Company other than pursuant to Section 10.7(a).

Section 10.8         Drag-Along Rights.

(a)          If some or all of the Lead Member Holders (the “Dragging Member(s)”) elect to Transfer, in the aggregate, more than 66 2/3% of the Class A Units then outstanding to any third party (other than the FXCM Holder or the Leucadia Holders) (the “Drag-Along Purchaser”), the Majority Leucadia Holders may, at their option, require each of the Management Members to Transfer the Drag Percentage (as defined herein) of such Management Member’s Class B Units (or any fractional interest therein) in such transaction on the terms and conditions set forth below. “Drag Percentage” means, with respect to a particular Transfer under this Section 10.8, an amount, expressed as a percentage, equal to (i) the number of Units being Transferred by the Dragging Members in such transaction divided by (ii) the aggregate number of Units held by all Members immediately prior to consummation of such Transfer. The Dragging Members shall provide written notice of any such Transfer to the Management Members (a “Drag Notice”) and a draft of the agreement pursuant to which such Class B Units (or any fractional interest therein) are proposed to be transferred. The Drag Notice shall state: (i) the name and address of the Drag-Along Purchaser, (ii) the material terms and conditions (including value and amount of Class B Units (or any fractional interest therein) to be Transferred) of the contemplated sale and (iii) the expected closing date of the transaction. Each other holder of Class B Units (or any fractional interest therein) must participate in such Transfer on the terms and conditions set forth in the Drag Notice.

(b)          The obligations of the Management Members with respect to a Transfer of their Class B Units (or any fractional interest therein) pursuant to Section 10.8(a) are subject to the satisfaction of the following conditions: (i) upon the consummation of such Transfer, each Management Member, to the extent such Management Member is receiving any consideration, shall receive the same form of consideration for such Class B Units (or any fractional interest therein) as the Lead Member Holders, and the aggregate consideration payable upon consummation of such Transfer to all Management Members in respect of their Class B Units (or any fractional interest therein) shall be apportioned and distributed (subject to adjustment for the Company’s or the Lead Member Holders’ expenses, purchase price adjustments, escrow amounts, purchase price holdbacks, indemnity obligations and other similar items which shall be applied on a proportionate basis taking into account the Distribution provisions of Section 6.4) in accordance with the Distribution priorities set forth in Section 6.4 as in effect immediately prior to such Transfer, after giving effect to all prior Distributions; (ii) if there is more than one form of consideration, each form of consideration shall be apportioned and distributed in accordance with the relative Distribution priority set forth in Section 6.4, as in effect immediately prior to such Transfer, after giving effect to all prior Distributions; (iii) if any holders of Units are given an option as to the form and amount of consideration to be received, each holder of Units shall be given the same option (subject to proration); (iv) no Management Member shall be required to make representations other than with respect to its ownership of Units, and non-contravention, enforceability and authorization with respect to itself; (v) no Management Member shall be liable for the breach of any representation, warranty or covenant or fraud by the Company or any other Member in its capacity as a selling Unitholder; and (vi) no Management Member shall be required to agree to any restrictive covenants in addition to those restrictive covenants to which such Management Member is subject to as of such date (including, in each case, without limitation, any noncompetition or nonsolicitation covenants).

(c)          Within ten (10) Business Days following the receipt of the Drag Notice, each Management Member shall deliver to the Dragging Members, or its representative designated in the Drag Notice, if any, shall deliver written instruments of transfer for its Class B Unit (or any fractional interest therein), in form and substance reasonably satisfactory to the Dragging Members, free and clear of any liens, together with any other documents reasonably required to be executed in connection with such Transfer. Notwithstanding the failure of any Management Member to deliver such written instruments, such Transfer will nonetheless occur. If any such Management Member should fail to deliver such instruments of transfer to the Dragging Members, the Company shall cause its books and records to show that such Class B Unit (or any fractional interest therein) is subject to the provisions of this Section 10.8 and that such Class B Unit (or any fractional interest therein) shall be transferred to the transferee identified in the Drag Notice.

(d)          Units subject to this Section 10.8 will be included in a proposed sale pursuant hereto and be subject to any agreement with the Drag-Along Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the Units which Dragging Members propose to sell in such transaction. Such terms and conditions shall be determined in the sole discretion of the Majority Leucadia Holders, and shall include (i) the Transfer consideration and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, that all representations, warranties, covenants and indemnities shall be made by the Dragging Members and each Management Member severally and not jointly and any indemnification obligation for any Management Member shall be in an amount not to exceed the aggregate proceeds received by such Management Member in connection with the Transfer. In connection with any such transaction, each Dragging Member shall be entitled in its sole discretion to determine the form of, and the aggregate amount of consideration to be paid for, the Class B Units (or any fractional interest therein).

(e)          Notwithstanding any provision hereof to the contrary, the giving to the Management Members of any Drag Notice shall not obligate the Lead Member Holders to consummate or effect any transaction referred to therein.

Section 10.9         Right of First Refusal.

(a)          Each Lead Member Holder shall have a right of first refusal if any Management Member (the “Offering Member”) receives an offer that the Offering Member desires to accept to Transfer all or any portion of the Class B Units (or any fractional interest therein) owned by the Offering Member (the “Offered Units”). Each time the Offering Member receives an offer for all or any portion of its Class B Units (or any fractional interest therein) that the Offering Member desires to accept, the Offering Member shall first make an offering of the Offered Units to the Lead Member Holders in accordance with this Section 10.9 prior to Transferring such Offered Units to any other Person (other than Transfers that are (i) permitted by Section 10.1(c)(ii) or (ii) are in connection with a Company Sale or are proposed to be made by a Dragging Member or required to be made by a Management Member pursuant to Section 10.8).

(b)          The Offering Member shall provide written notice (the “Offering Member Notice”) to the Company and the Lead Member Holders stating that it has received an offer to Transfer its Class B Units (or any fractional interest therein) and specifying: (i) the number of Offered Units, (ii) the name of the Person who has offered to acquire such Offered Units, (iii) the purchase price for the Unit (or any fractional interest therein) and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof, and (iv) the proposed date, time and location of the closing of the Transfer, which shall not be less than thirty (30) nor more than sixty (60) days after the expiration of the ROFR Notice Period (as defined below). The Offering Member Notice will constitute the Offering Member’s offer to Transfer the Offered Units to the Lead Member Holders, which offer shall be irrevocable until the end of the ROFR Notice Period. If the consideration proposed to be paid for the Offered Units is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board and set forth in the Offering Member Notice. If any Lead Member Holder cannot for any reason pay for the Offered Units in the same form of non-cash consideration, such Lead Member Holder may pay the cash value equivalent thereof, as determined in good faith by the Board and set forth in the Offering Member Notice.

(c)          By delivering the Offering Member Notice, the Offering Member represents and warrants to the Company and the Lead Member Holders that (i) the Offering Member has full right, title and interest in and to the Offered Units, (ii) the Offering Member has all necessary power and authority and has taken all necessary action to sell such Offered Units as contemplated by this Section 10.9, and (iii) the Offered Units are, or will be immediately prior to the closing of the Offered Units, free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(d)          Upon receipt of the Offering Member Notice, each Lead Member Holder shall have fifteen (15) days (the “ROFR Notice Period”) to elect to purchase some or all of the Offered Units by delivering a written notice (the “ROFR Offer Notice”) to the Offering Member and the Company stating that it accepts the Offering Member’s offer to purchase such Offered Units on the terms specified in the Offering Member Notice, which notice shall state the number (the “Accepted Number”) of Offered Units such Lead Member Holder desires to purchase. Any ROFR Offer Notice shall be binding upon delivery and irrevocable by the applicable Lead Member Holder. If more than one Lead Member Holder delivers a ROFR Offer Notice, and the Lead Member Holders have elected to purchase more Units than the number of Offered Units, each such Lead Member Holder (the “Purchasing Member”) shall be allocated its pro rata portion of the Offered Units, unless otherwise agreed by such Lead Member Holders. Each Lead Member Holder that does not deliver a ROFR Offer Notice during the ROFR Notice Period shall be deemed to have waived all of such Lead Member Holder’s rights to purchase the Offered Units under this Section 10.9, and the Offering Member shall thereafter, subject to the rights of any Purchasing Member, be free to sell the unsubscribed Offered Units to the Person, and on the terms, specified in the Offering Member Notice not later than the thirtieth (30th) day following the expiration of the ROFR Notice Period without any further obligation to such Lead Member Holder pursuant to this Section 10.9.

(e)          If the number of Offered Units exceeds the Offered Units with respect to which the Lead Member Holders exercised their rights under this Section 10.9, the Offering Member may, during the thirty (30) day period immediately following the expiration of the ROFR Notice Period (the “Waived ROFR Transfer Period”), Transfer such excess Offered Units to the initial offeror on terms and conditions no more favorable to such offeror than those set forth in the Offering Member Notice. If the Offering Member does not Transfer such Offered Units within such period, or if such Transfer is not consummated within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and such Offered Units shall not be Transferred to the offeror unless the Offering Member sends a new Offering Member Notice in accordance with, and otherwise complies with, this Section 10.9.

(f)          In the event an Offering Member or such Person who has offered to acquire such Offered Units, as the case maybe, shall modify the terms of the proposed Transfer of Offered Units in any way prior to the expiration of the ROFR Notice Period, the Offering Member shall send an amended Offering Member Notice to the Company and the Lead Member Holders. Each Lead Member Holder shall, if it so desires to exercise its right of first refusal under this Section 10.9, as so amended, prior to the later of ten (10) days after the date such amended Offering Member Notice is received by such Lead Member Holder or the end of the original ROFR Notice Period, deliver to the Offering Member an amended notice of acceptance specifying the amended Accepted Number and/or such other amended term of such Lead Member Holder’s acceptance pursuant to this Section 10.9.

(g)          On the closing of any sale and purchase pursuant to this Section 10.9, the Offering Member shall deliver to the Purchasing Member(s) written instruments of transfer for the applicable Class B Units (or any fractional interest therein), in form and substance reasonably satisfactory to the Purchasing Member(s), free and clear of any liens, together with any other documents reasonably required to be executed in connection with such Transfer, which documents shall include representations and warranties to the Purchasing Member(s) that (i) the Offering Member has full right, title and interest in and to the Offered Units free and clear of any and all liens, and (ii) the Offering Member has all necessary power and authority and has taken all necessary action to sell such Offered Units as contemplated by this Section 10.9. If any Offering Member becomes obligated to sell any Offered Units to any Purchasing Member under this Agreement and fails to deliver such Offered Units in accordance with the terms of this Agreement, such Purchasing Member may, at its option, in addition to all other remedies it may have, send to such Offering Member the purchase price for such Offered Units as is herein specified and transfer to the name of such Purchasing Member (or request that the Company effect such transfer in the name of such Purchasing Member) on the Company’s books.

ARTICLE 11
Exculpation, Indemnification and Fiduciary Insurance

Section 11.1         Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Members, nor any officers, directors, stockholders, partners, members, managers, employees, Affiliates, representatives or agents of any Member, nor any Director, officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted by a Covered Person in good faith in the reasonable belief that such act or omission is or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided such act or omission does not constitute fraud, willful misconduct, gross negligence, a breach of any fiduciary duty such Covered Person may owe to the Company or the Members or a bad faith violation of the implied contractual covenant of good faith and fair dealing.

Section 11.2         Indemnification. To the fullest extent permitted by the Act, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a Covered Person or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 11.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, gross negligence, breach of any fiduciary duty such Covered Person may owe to the Company or the Members or any bad faith violation of the implied contractual covenant of good faith and fair dealing or (ii) any Claim initiated by such Covered Person unless such Claim (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred in defending any Claim by (x) any Member or any officer, director, stockholder, partner, member, manager, or Affiliate of any Member shall be paid by the Company and (y) any other Covered Person may be paid by the Company, but only upon the prior written approval of the Board in its sole and absolute discretion, upon such terms and conditions, if any, as the Board deems appropriate, in each case, in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 11.2.

Section 11.3         Fiduciary Insurance. Unless otherwise agreed by the Board, the Company shall maintain, at its expense, insurance (a) to indemnify the Company for any obligations which it incurs as a result of the indemnification of Covered Persons and (b) to indemnify Covered Persons in instances in which they may not otherwise be indemnified by the Company under the provisions of this Article 11.

Section 11.4         Amendments. Any repeal or modification of this Article 11 shall not adversely affect any rights of such Covered Person pursuant to this Article 11, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 12
Covenants

Section 12.1         Negative Covenants.

(a)          Notwithstanding any other provisions of this Agreement, the Company hereby covenants and agrees that without the prior written consent of each of the Lead Member Holders:

(i)          the Company shall not agree to or otherwise cause any amendment, restatement, supplement or other modification to, or waiver of or consent under, this Agreement, the Management Agreement, the Management Incentive Plan or any other organizational documents (including, to the extent applicable, any shareholders or similar agreement) of the Company;

(ii)         the Company will not, and will not permit any of its Subsidiaries to, issue any Preferred Interests to any Person other than the Company or its wholly owned Subsidiaries;

(iii)        the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, consummate any Disposition unless (x) the Company or such Subsidiary receives consideration at the time of such Disposition at least equal to the fair market value of the property, Equity Interests or Indebtedness (as defined in the Credit Agreement) involved and (y) all of the consideration therefrom received by the Company or such Subsidiary is in the form of cash and Cash Equivalents. The prohibition contained in this Section 12.1(a)(iii) shall not apply to (A) issuances of Equity Interests of a Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company, or (B) contributions by HoldCo to the Company or by the Company or a Subsidiary of the Company to any wholly owned Subsidiary of the Company;

(iv)        neither the Company nor any of its Subsidiaries shall, directly or indirectly, make any Investment in the Parent, HoldCo or any of the Parent’s, HoldCo’s or the Company’s Affiliates (other than the Company’s Subsidiaries);

(v)         neither the Company nor any of its Subsidiaries shall, directly or indirectly, make any grants of Bonus Pool Percentages (as defined in the Management Incentive Plan) under the Management Incentive Plan;

(vi)        the Company will not effect a Company Sale prior to January 16, 2018 (other than in the event of a Change of Control of Parent or HoldCo)1; and

(vii)       the Company will not, and HoldCo, including in its capacity as the Tax Matters member, will not cause the Company to (i) make, cause to be made, or refrain from making any tax related elections, (ii) settle, cause to be settled, or refrain from settling any tax audit matters in relation to tax audits (including for the avoidance of doubt any audits conducted by the U.S. Internal Revenue Service, any state or local taxing authority, or any non-U.S. taxing authority), or (iii) take, cause to be taken, or refrain from taking any other actions related to tax that will be binding on the Company or Leucadia.

(b)          Each of the Parent, HoldCo and the Company hereby jointly and severally covenants and agrees that it shall not take, nor shall it permit any of its Subsidiaries to take, any action that would reasonably be expected to impede any Company Sale or the Members’ rights under Section 6.4(c).

(c)          Notwithstanding any other provision of this Agreement, each of the Parent, HoldCo and the Company hereby jointly and severally covenants and agrees that without the prior written consent of Leucadia:

(i)          the Parent shall not engage in any business or activity, directly or indirectly through any other entities, other than owning equity interests of HoldCo and HoldCo shall not engage in any business or activity other than owning equity interests of the Company.

(ii)         neither HoldCo nor any of its Subsidiaries shall, directly or indirectly, make any Investment in the Parent or any of the Parent’s, HoldCo’s or the Company’s Affiliates (other than the Company and its Subsidiaries).

(iii)        the Parent will not issue any Equity Interests to any Person, other than (A) issuances of equity awards to employees or directors pursuant to a management equity plan in existence on the date hereof and issued in the ordinary course of business and consistent with past practice and (B) the issuance of Class A Common Stock pursuant to the purchase and sale agreement for the June 18, 2012 acquisition of Lucid Markets Trading Limited upon the achievement of certain profit-based targets, to the extent such Class A Common Stock is not outstanding on the date hereof.

1 NTD: Subject to E&Y review.

(iv)        the Parent and HoldCo shall not (x) agree to or otherwise cause any amendment, restatement, supplement or other modification to, or waiver of or consent under, HoldCo’s Limited Liability Company Agreement or any other organizational documents (including, to the extent applicable, any shareholders or similar agreement) of HoldCo, or (y) enter into any partnership, joint venture, profit-sharing or royalty agreement or similar arrangement whereby the Parent’s or HoldCo’s income or profits are, or might be, shared with any Person.

(v)         HoldCo will not, and will not permit any of its Subsidiaries to, issue any Preferred Interests to any Person other than to HoldCo or its wholly owned Subsidiaries.

(vi)        HoldCo shall not, and HoldCo shall not to permit any of its Subsidiaries to, directly or indirectly, consummate any Disposition unless (x) HoldCo or such Subsidiary receives consideration at the time of such Disposition at least equal to the fair market value of the property, Equity Interests or Indebtedness involved and (y) all of the consideration therefrom received by HoldCo or such Subsidiary is in the form of cash and Cash Equivalents.

(d)          Each of the covenants set forth in Sections 6.01, 6.05 – 6.10, 6.14 and 7.01 – 7.15 of the Credit Agreement are hereby incorporated by reference mutatis mutandis as if fully set forth herein (provided that, unless the context requires otherwise, references to the Administrative Agent (as defined in the Credit Agreement) or a Lender (as defined in the Credit Agreement) shall refer to the Lead Member Holders) and each of HoldCo and the Company jointly and severally covenants and agrees to such effect with Leucadia; provided that:

(i)          in addition to the exceptions provided for in Section 7.01 of the Credit Agreement, HoldCo, the Company and their respective Subsidiaries shall be permitted to create, incur, assume or suffer to exist Liens (as defined in the Credit Agreement) securing Indebtedness; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000, but otherwise subject to all other covenants incorporated by reference herein and the other terms and conditions of this Agreement;

(ii)         in addition to the exceptions provided for in Section 7.02 of the Credit Agreement, HoldCo, the Company and their respective Subsidiaries shall be permitted to make Investments in an aggregate amount not to exceed $25,000,000 at any time outstanding, but otherwise subject to all other covenants incorporated by reference herein and the other terms and conditions of this Agreement, including paragraphs (a)(iv) and (c)(ii) above;

(iii)        in addition to the exceptions provided for in Section 7.03 of the Credit Agreement, HoldCo, the Company and their respective Subsidiaries shall be permitted to create, incur, assume or suffer to exist any Indebtedness; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000, but otherwise subject to all other covenants incorporated by reference herein and the other terms and conditions of this Agreement; and

(iv)        in addition to the exceptions provided for in Section 7.04 of the Credit Agreement, HoldCo, the Company and their respective Subsidiaries shall be permitted to consummate any transaction that results in a Change of Control if HoldCo, the Company and their respective Subsidiaries comply with all their obligations under Section 12.2 with respect to such transaction, but otherwise subject to all other covenants incorporated by reference herein and the other terms and conditions of this Agreement.

(e)          The covenants referenced in Section 12.1(d) above shall remain in effect regardless of whether the Credit Agreement is still in effect. Any waiver, amendment or modification of such covenants shall require the consent of each of the Lead Member Holders.

(f)          For the avoidance of doubt, each covenant incorporated by reference herein pursuant to Section 12.1(d), shall be deemed to expressly permit any payments made in accordance with this Agreement.

Section 12.2         Other Remedies.

(a)          If a Change of Control occurs with respect to the Parent or HoldCo, at the election of the Majority Leucadia Holders no later than thirty (30) days following the Majority Leucadia Holders’ knowledge of such Change of Control, HoldCo and the Company, jointly and severally, agree to pay to the Leucadia Holders an amount in cash equal to the fair market value of the Leucadia Holders’ economic rights under this Agreement as determined in accordance with the Appraisal Procedure.

(b)          Any amount owed to the Leucadia Holders under this Section 12.2 shall be paid in cash to the accounts specified from time to time by such Members no later than 11:00 a.m. New York City time on the next Business Day following the determination of the final Valuation Amount.

Section 12.3         Company Sale Rights. At any time and from time to time following January 16, 2018 or, if earlier, at any time following a Change of Control of Parent or HoldCo, each of the Lead Member Holders shall have the right to request, and the Parent, HoldCo and the Company will cause, HoldCo, the Company and/or any of their respective Subsidiaries or assets to be sold for cash (by merger, stock purchase, sale of all, or substantially all, of HoldCo’s, the Company’s and/or any of their respective Subsidiaries’ assets or equity interests, or otherwise in a manner that is in accordance with applicable law) (any such transaction and/or combination thereof, a “Company Sale”) at the highest reasonably available price. The Parent, HoldCo and the Company shall cause HoldCo or the Company, as applicable, and their respective Subsidiaries, as applicable, to proceed with any such Company Sale in a manner that is in accordance with applicable law, unless the highest reasonable available price shall not be reasonably acceptable to each of the Lead Member Holders. The Parent, HoldCo and the Company shall use their reasonable best efforts to obtain all required consents and approvals to consummate such transaction in accordance with applicable law.

ARTICLE 13
Amendments

Section 13.1         Amendments to Certificate of Formation and this Agreement.

(a)          Except as otherwise expressly provided herein, either this Agreement or the Certificate of Formation (or both) may be modified or amended with and by (but only with and by) the written consent of each of the FXCM Holder and Leucadia; provided, however, that no such amendment shall be effective if such amendment would adversely affect the Class B Units (or any fractional interest therein) in any material respect in a manner that is materially disproportionately adverse to Management Members holding Class B Units (or any fractional interest therein) as compared to Class A Units, unless such amendment has been approved by at least a majority of the Aggregate Class B Unit Percentage of the Management Members.

(b)          Notwithstanding the foregoing, the Board or a duly authorized committee thereof may amend this Agreement without the approval of any Members (i) to implement the admission of Substitute Members or Additional Members; (ii) to satisfy any law; (iii) to change the name of the Company; and (iv) to cure any ambiguity or correct or supplement any provision of this Agreement that may be incomplete or inconsistent with any other provision contained in this Agreement.

(c)          The Board shall cause to be prepared and filed any amendment or restatement to the Certificate of Formation that may be approved in accordance with this Agreement.

(d)          Any modification or amendment to the Certificate of Formation or this Agreement pursuant to this Article 13 shall be binding on all Members and Assignees. Each Member and Assignee shall be bound by this Agreement whether or not such Member or Assignee has executed this Agreement.

ARTICLE 14
Miscellaneous

Section 14.1         Notices.

(a)          Whenever written notice is required by applicable law or this Agreement, to be given to any Director, member of a committee or Member, such notice may be given by writing (including electronic mail, facsimile or similar writing), addressed, in the case of such director or member of a committee, at such person’s address, electronic mail or facsimile number set forth in the records of the Company, and in the case of such Member, at its address, electronic mail or facsimile number set forth in Schedule A or such other address, electronic mail or facsimile number as such Member may hereafter specify for the purpose by notice, in each case with postage thereon prepaid, and such notice shall be deemed to be given (i) if given by mail, at the time when the same shall be deposited in the United States mail, (ii) if given by facsimile, when transmitted to the number specified pursuant to this Section 14.1(a) and the appropriate confirmation is received, or (c) if given by electronic or any other means, when delivered to the electronic mail or address specified pursuant to this Section 14.1(a).

(b)          Whenever any notice is required by applicable law or this Agreement to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Members, the directors or the members of a committee of directors need be specified in any written waiver of notice unless so required by applicable law or this Agreement.

Section 14.2         Successors; Counterparts; Facsimile. This Agreement (a) shall be binding as to the executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Members and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart. This Agreement or any counterpart may be executed via facsimile or other electronic (e.g., PDF) transmission, and any such executed facsimile or other electronic copy shall be treated as an original.

Section 14.3         Entire Agreement. This Agreement, together with the Management Agreement, the Management Incentive Plan and the Credit Agreement, constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior contracts, agreements, discussions and understandings between them. No course of prior dealings between the parties shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection. No provisions of this Agreement may be waived, amended or modified orally, but only by an instrument in writing executed by a duly authorized officer. No waiver of any terms or conditions of this Agreement in one instance shall operate as a waiver of any other term or condition or as a waiver in any other instance.

Section 14.4         Construction Principles. As used in this Agreement words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. The captions and Article and Section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement. The word “including” shall be construed as “including without limitation”.

Section 14.5         Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Members and the Parent.

Section 14.6         Additional Documentation and Acts. Each of the Members and the Parent agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

Section 14.7         No Third-Party Beneficiary. Other than pursuant to Article 11, this Agreement is made solely for the benefit of the parties hereto and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

Section 14.8         Jurisdiction; Service of Process. Except as otherwise expressly provided in Section 14.12(c), any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or relating in any manner to, this Agreement must be brought against any of the parties in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Delaware, County of New Castle, or in the United States District Court for the District of Delaware, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Each of the parties waives and agrees not to plead or claim in any such courts that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 14.9         Waiver of Partition. Each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Company’s property.

Section 14.10         Tax Treatment. Unless otherwise determined by the Board, the Company shall be a partnership for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Members and the Company shall timely make any and all necessary elections and filings for the Company to be treated as such for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes). Each Member and the Company shall file all Tax returns, and otherwise take all Tax positions, in a manner consistent with such treatment. Neither the Members nor the Company shall make any election under Regulations Section 301.7701-3, or any comparable provisions of state or local law, to treat the Company as an association taxable as a corporation for U.S. federal income tax purposes (or any analogous state or local tax purposes).

Section 14.11         Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Members regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Members or the Parent, as the case may be, with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

Section 14.12         Governing Law; Arbitration; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

(b)          EACH OF THE MEMBERS HERETO AND THE PARENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(c)          Except as otherwise expressly provided in this Agreement, any dispute regarding computation of amounts owing to the Members or the Parent pursuant to this Agreement or the Management Agreement (“Calculation Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by the AAA. The place of arbitration shall be New York, New York. This agreement to arbitrate shall not apply to any other disputes regarding the interpretation, breach, termination or validity hereof.

(d)          There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney, in each case with no less than fifteen (15) years of experience with corporate and finance matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the State of Delaware.

(e)          The award shall be in writing and shall briefly state the findings of the arbitrator. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any Calculation Dispute. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

(f)          All Calculation Disputes shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(g)          The determination as to whether matters are or are not within or without the scope of the arbitrator’s powers pursuant to this Section 14.12 shall be determined by the arbitrator and such determination shall be final and binding upon the parties.

(h)          This Section 14.12 survives termination of this Agreement.

Section 14.13         Limited Liability Company. The Members intend that the Company be a limited liability company and not a partnership under the laws of the State of Delaware or any other laws.

Section 14.14         No Assignment. Under no circumstances shall the Parent, HoldCo or the Company be permitted to assign this Agreement or any of its rights or obligations under this Agreement and any purported assignment by the Parent, HoldCo or the Company in violation of this sentence shall be null and void.

Section 14.15         Publicity. No party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby, without prior notice and, if practicable, consultation with the other parties as to the timing and contents of any such announcement or communications, it being understood that each party shall remain exclusively responsible for their own public announcements or other communications notwithstanding the requirement to consult with the other parties hereto.

Section 14.16         Credit Agreement. This Agreement shall continue in effect, and the obligations to make the various payments and perform other covenants pursuant to the terms of this Agreement shall continue, whether or not the obligations under the Credit Agreement are satisfied and paid in full and whether or not the Credit Agreement is terminated, refinanced or replaced. Any agreement by any Member to any amendment, supplement, waiver, consent or other modification to the Credit Agreement or any other Loan Document in such Holder’s capacity as the Administrative Agent or a Lender shall not, unless otherwise expressly agreed to in writing by such Member, constitute (a) an amendment, supplement, waiver, consent or other modification of this Agreement or (b) an agreement by such Member that the references herein to the Credit Agreement shall give effect to such amendment, supplement, waiver, consent or other modification.

Section 14.17         Costs and Expenses. Each of HoldCo and the Company agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Leucadia Holders and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Leucadia Holders), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by any Member (including the fees, charges and disbursements of any counsel for any Member), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 14.17. This Section 14.17 survives termination of this Agreement.

Section 14.18         Termination of the Letter Agreement. The parties hereby terminate the Letter Agreement as amended and supplemented through the date hereof. The parties hereby acknowledge that the Letter Agreement shall be of no further force or effect, and that all rights and obligations of the parties thereunder are hereby terminated.

Section 14.19         Reinstatement. If for any reason this Agreement is held to be illegal, invalid or unenforceable in whole or in part, the Letter Agreement shall be automatically reinstated if and to the extent necessary to provide the parties hereto, as well as any of their successors, assigns and permitted transferees, with such rights and obligations applicable to such parties prior to the execution of this Agreement and this Agreement shall in no way impair the claims of any of such parties with respect to such reinstated rights and obligations.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

FXCM HOLDINGS, LLC

By:	FXCM Inc., its sole managing member

By	/s/ Dror Niv
Name: Dror Niv
Title: CEO

LUK-FX HOLDINGS, LLC

By: Leucadia National Corporation, its sole member

By:	/s/ Michael J. Sharp
Name: Michael J. Sharp
Title: EVP & General Counsel

FXCM INC.

By:	/s/ Dror Niv
Name: Dror Niv
Title: CEO

FXCM GROUP, LLC

By:	/s/ Dror Niv
Name: Dror Niv
Title: CEO

[Signature page for LLC Agreement]

Schedule A

MEMBERSHIP TABLE

Name & Address (including fax number) of Member	Capital Contributions	Number of Class A Units and Aggregate Class A Unit Percentage	Number of Class B Units and Aggregate Class B Unit Percentage	Bonus Pool Percentage, Section 7 Percentage and Vested Percentage
FXCM Holdings, LLC 55 Water Street, 50th Floor, New York, NY 10041 (F) (646) 432-2997 Attn: David Sassoon E-mail: dsassoon@fxcm.com	$448,071,037	50,100 / 50.1%	-	-
LUK-FX Holdings, LLC 520 Madison Avenue, New York, NY 10022 (F) (212) 598-3245 Attn: Michael Sharp E-mail: msharp@jefferies.com	$10,000,000	49,900 / 49.9%	-	-

Sch. A-1